UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

FOREST LABORATORIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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July 9, 2012

Dear Forest Stockholders:

It is my pleasure to invite you to Forest’s 2012 Annual Meeting of Stockholders. The Annual Meeting will be held on August 15, 2012 at 10:00 a.m. EDT, at JPMorgan Chase & Co., 270 Park Avenue, New York, NY 10017. Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of 2012 Annual Meeting of Stockholders and Proxy Statement.

Your Board of Directors is recommending a highly qualified, experienced and diverse slate of ten nominees for election at the 2012 Annual Meeting that will provide experience, leadership and continuity at a critical time for the Company’s future. Since 2006, Forest has added five new independent directors—50% of your Board—with four of these new directors joining since December 2009. In addition to infusing the Board with critical industry experience by adding Dr. Peter J. Zimetbaum in December 2009, a Director of Clinical Cardiology at Beth Israel Deaconess Medical Center and an Associate Professor of Medicine at Harvard Medical School and Dr. Nesli Basgoz in 2006, the Associate Chief for Clinical Affairs, Division of Infectious Diseases at Massachusetts General Hospital, our stockholders elected Christopher J. Coughlin, former Executive Vice President and Chief Financial Officer of Tyco International, Gerald M. Lieberman, former President and Chief Operating Officer of AllianceBernstein, and Brenton L. Saunders, the current Chief Executive Officer and President of Bausch + Lomb to the Board at Forest’s 2011 Annual Meeting. Your Board believes the entire ten-member slate is extremely well qualified to represent all of our stockholders and lead Forest through its next stage of growth and development.

Your management team and Board are excited about Forest and about continuing to create value for you. At the Annual Meeting, you will be asked to elect the ten directors named in the accompanying Proxy Statement, to cast an advisory vote in favor of the compensation of our named executive officers, to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm, and, if the following proposals are properly presented at the meeting, to vote against a stockholder proposal requesting us to amend our Bylaws to allow stockholders to nominate director candidates for inclusion in our proxy materials and to vote against a stockholder proposal regarding the repeal of Bylaw amendments that Icahn Capital LP and certain affiliated entities, which are a group of hedge funds led by Carl C. Icahn (the Icahn Group), have indicated that they intend to propose at the Annual Meeting.

We hope you will be able to attend the Annual Meeting, but if you cannot do so it is important that your shares be represented. Your vote is very important to Forest. We urge you to read the accompanying Proxy Statement carefully, and to use the Company’s WHITE proxy card to vote for the Board’s nominees and in accordance with the Board’s recommendations on the other proposals, as soon as possible, by telephone or via the Internet, or by signing, dating, and returning the enclosed WHITE proxy card in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting. Further instructions on how to vote are provided on the WHITE proxy card.

You may have heard that members of the Icahn Group have stated their intention to propose four director nominees for election at the Annual Meeting and a proposal to repeal any provision of the Company’s Bylaws in effect at the time of the Annual Meeting that was not included in the Company’s Bylaws as publicly filed prior to June 18, 2012 (the Icahn Bylaw Repeal Proposal). Your Board has reviewed Icahn’s candidates and we urge you to vote only for your Board’s proposed nominees and against the Icahn Bylaw Repeal Proposal by using the enclosed WHITE proxy card and not to sign or return or vote any proxy card sent to you by the Icahn Group. If you vote using a proxy card sent to you by the Icahn Group, you can subsequently revoke it by using the instructions on the WHITE proxy card to vote by telephone or via the Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only your latest-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in this Proxy Statement.

Thank you for your continued support. If you have any questions, please contact MacKenzie Partners, Inc., our proxy solicitor that is assisting us in connection with the Annual Meeting, at (800) 322-2885.

Sincerely,

Howard Solomon

Chairman of the Board, President and

Chief Executive Officer

THIS PROXY STATEMENT AND PROXY CARD ARE

BEING DISTRIBUTED ON OR ABOUT JULY 9, 2012

FOREST LABORATORIES, INC.

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of the Stockholders of Forest Laboratories, Inc. will be held on August 15, 2012 at 10:00 a.m. EDT, at JPMorgan Chase & Co., 270 Park Avenue, New York, NY 10017. We are holding this meeting to:

1.	Elect ten directors to the Company’s Board of Directors, with the Company’s nominees being those named in this Proxy Statement (Proposal 1);

2.	Conduct an advisory vote on the compensation of the Company’s Named Executive Officers (Proposal 2);

3.	Ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013 (Proposal 3);

4.	Consider and act upon a stockholder proposal requesting us to amend our Bylaws to allow stockholders to nominate director candidates for inclusion in our proxy materials, if properly presented at the Annual Meeting (Proposal 4);

5.	Consider and act upon a stockholder proposal that Icahn Capital LP and certain affiliated entities, which are a group of hedge funds led by Carl C. Icahn (the Icahn Group), have indicated that they intend to propose at the Annual Meeting that would repeal any provision of the Company’s Bylaws in effect at the time of the Annual Meeting that was not included in the Company’s Bylaws as publicly filed prior to June 18, 2012, if such stockholder proposal is properly presented at the Annual Meeting (Proposal 5 or the Icahn Bylaw Repeal Proposal); and

6.	Consider and act upon such other matters as may properly be brought before the meeting or any postponements or adjournments thereof by or at the direction of the Board.

Only Forest stockholders of record at the close of business on June 25, 2012 may vote at the meeting or any postponements or adjournments of the meeting. A copy of the 2012 Annual Report to Stockholders has previously been mailed to Forest stockholders.

Please note that members of the Icahn Group have stated their intention to propose four alternative director nominees for election at the Annual Meeting and the Icahn Bylaw Repeal Proposal. We urge you to vote for the nominees proposed by the Board and against the Icahn Bylaw Repeal Proposal by using the enclosed WHITE proxy card and not to sign or return or vote any proxy card sent to you by the Icahn Group. If you have already voted using a proxy card sent to you by the Icahn Group, you can revoke it by using the instructions on the enclosed WHITE proxy card to vote by telephone or via the Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. Only your latest dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in this Proxy Statement.

You are invited to attend the Annual Meeting. Whether or not you plan to attend the meeting in person, please vote by mail, by telephone or via the Internet in order to be certain your shares are represented at the meeting.

By Order of the Board of Directors,

HERSCHEL S. WEINSTEIN,

Corporate Secretary

July 9, 2012

New York, New York

Your Vote Is Very Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact

MacKenzie Partners, which is assisting us in the solicitation of proxies:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

Or

Call Toll-Free: (800) 322-2885

Email: frxproxy@mackenziepartners.com

IMPORTANT

We urge you NOT to sign the GOLD proxy card sent to you by the Icahn Group, which has notified us it intends to put forth its own slate. If you have already signed the Icahn Group’s GOLD card, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY — by telephone, via the Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

FOREST LABORATORIES, INC.

PROXY STATEMENT

- i -

APPENDIX	A	DIRECTOR QUALIFICATION STANDARDS	A-1
APPENDIX	B	INFORMATION CONCERNING PARTICIPANTS IN THE COMPANY’S SOLICITATION OF PROXIES	B-1
APPENDIX	C	NON-GAAP EPS	C-1

- ii -

FOREST LABORATORIES, INC.

909 THIRD AVENUE

NEW YORK, NEW YORK 10022

DATED JULY 9, 2012

This Proxy Statement contains information related to our Annual Meeting of Stockholders to be held on August 15, 2012 beginning at 10:00 A.M. EDT, at JPMorgan Chase & Co., 270 Park Avenue, New York, NY 10017, and at any postponements or adjournments thereof. This Proxy Statement is being sent to stockholders on or about July 9, 2012. You should review this information together with our 2012 Annual Report to Stockholders, which was previously sent to you.

INFORMATION ABOUT THE MEETING

Q:	Why did you send me this Proxy Statement?

A:	We sent you this Proxy Statement and the enclosed WHITE proxy card because the Board of Directors (the Board) of Forest Laboratories, Inc. (we or Forest or the Company) is soliciting your proxy to vote at our 2012 Annual Meeting of Stockholders (the Annual Meeting) to be held on August 15, 2012 and at any postponements or adjournments of the Annual Meeting. This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this Proxy Statement.

Q:	Has the Company been notified that a stockholder intends to propose alternative director nominees at the Annual Meeting?

A:	Yes. The Icahn Group, a group of affiliated hedge funds led by Carl C. Icahn, has notified the Company of its intention to propose four alternative director nominees for election at the Annual Meeting. The Icahn Group nominees have NOT been endorsed by our Board. The Board unanimously recommends a vote FOR each of the Board’s nominees for director on the enclosed WHITE proxy card.

We are not responsible for the accuracy of any information provided by or relating to the Icahn Group contained in any proxy solicitation materials filed or disseminated by, or on behalf of, the Icahn Group or any other statements that the Icahn Group may otherwise make.

Q:	Who can vote at the Annual Meeting?

A:	Only stockholders of record as of the close of business on June 25, 2012 (the Record Date) are entitled to vote at the Annual Meeting. On that date, there were 268,589,561 shares of our common stock (individually referred to in this Proxy Statement as a share) outstanding and entitled to vote.

Q:	How many shares must be present to conduct the Annual Meeting?

A:	We must have a “quorum” present in person or by proxy to hold the Annual Meeting. A quorum is a majority of the outstanding shares entitled to vote. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the existence of a quorum.

Q:	What matters are to be voted upon at the Annual Meeting?

A:	Five proposals are scheduled for a vote:

•	Election of ten directors to the Company’s Board of Directors, with the Company’s nominees being those named in this Proxy Statement;

•	Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers;

•	Ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013;

•

If properly presented at the Annual Meeting, consider and act upon the stockholder proposal requesting us to amend our Bylaws to allow stockholders to nominate director candidates for inclusion in our proxy materials as further described in Proposal 4 (the Stockholder Proposal); and

•

If properly presented at the Annual Meeting, consider and act upon the stockholder proposal that the Icahn Group has indicated that it intends to propose at the Annual Meeting that would repeal any provision of the Company’s Bylaws in effect at the time of the Annual Meeting that was not included in the Company’s Bylaws as publicly filed prior to June 18, 2012 (Icahn Bylaw Repeal Proposal).

As of the date of this Proxy Statement, our Board does not know of any other business to be presented at the Annual Meeting. If other business is properly brought before the Annual Meeting, the persons named on the enclosed WHITE proxy card will vote on these other matters in their discretion.

Q:	How does the Board recommend that I vote?

A:	The Board recommends that you vote:

1.	FOR the election of each of the director nominees named in this Proxy Statement;

2.	FOR the proposal to approve (on an advisory basis) the compensation of the Company’s Named Executive Officers;

3.	FOR the proposal to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013;

4.	AGAINST the Stockholder Proposal; and

5.	AGAINST the Icahn Bylaw Repeal Proposal.

Q:	What should I do if I receive a proxy card from the Icahn Group?

A:	The Icahn Group has stated its intention to propose four alternative director nominees for election at the Annual Meeting and to propose the Icahn Bylaw Repeal Proposal. If the Icahn Group proceeds with its alternative nominations or the Icahn Bylaw Repeal Proposal you may receive proxy solicitation materials from the Icahn Group, including an opposition proxy statement and GOLD proxy card. Your Board unanimously recommends you disregard these materials. If you have already voted using the GOLD proxy card, you have every right to change your vote by executing and returning the enclosed WHITE proxy card or by voting by telephone or via the Internet by following the instructions provided on the enclosed proxy card. Only the latest dated proxy you submit will be counted. If you vote to “WITHHOLD” your vote with respect to any Icahn Group nominee using the GOLD proxy card, your vote will not be counted as a vote “FOR” the Board’s nominees and will result in the revocation of any previous vote you may have cast on the Company’s WHITE proxy card. If you wish to vote pursuant to the recommendation of the Board, you should disregard any proxy card that you receive other than the WHITE proxy card. If you have any questions or need assistance voting, please call MacKenzie Partners, Inc. at (800) 322-2885.

Q:	How do I vote before the Annual Meeting?

A:	You may vote your shares by mail by filling in, signing and returning the enclosed WHITE proxy card or WHITE voting instruction form you receive from your broker. For your convenience, you may also vote your shares by telephone or via the Internet by following the instructions on the enclosed WHITE proxy card or your WHITE voting instruction form. If you vote by telephone or via the Internet, you do not need to return your proxy card or voting instruction form. With respect to the election of directors, you may vote “FOR” all the nominees to the Board of Directors of Forest, you may withhold authority to vote for any nominee(s) you specify and you may withhold authority to vote for all of the nominees as a group. For the advisory vote on the compensation of the Company’s Named Executive Officers, the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013, the vote on the Stockholder Proposal and the vote on the Icahn Bylaw Repeal Proposal, you may vote “FOR” or “AGAINST” or abstain from voting. We encourage you to disregard any non-WHITE proxy cards or non-WHITE voting instruction forms you may receive.

Q:	May I vote at the Annual Meeting?

A:	Yes, you may vote your shares at the Annual Meeting if you attend in person. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Annual Meeting in person.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered in your name on the Company’s books and records or with our transfer agent, Computershare, you are the “stockholder of record” of those shares and this Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by Forest. In contrast, if you purchased your shares through a brokerage or other financial intermediary, the brokerage or other financial intermediary will be the “stockholder of record” of those shares. Generally, when this occurs, the brokerage or other financial intermediary will automatically put your shares into “street name,” which means that the brokerage or other financial intermediary will hold your shares in its name or another nominee’s name and not in your name, but will keep records showing you as the real or “beneficial owner.” If you hold shares beneficially in street name, this Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record.

Q:	How do I vote if my bank or broker holds my shares in “street name”?

A:	If you hold shares beneficially in street name, you may vote by submitting the enclosed voting instruction form. Telephone and Internet voting may be available – please refer to the voting instruction card provided by your broker.

Q:	What should I do if I receive more than one WHITE proxy card or other set of proxy materials from the Company?

A:	If you hold your shares in multiple accounts or registrations, or in both registered and street name, you will receive a WHITE proxy card for each account. Please sign, date and return all WHITE proxy cards you receive from the Company. If you choose to vote by phone or via the Internet, please vote once for each WHITE proxy card you receive. Only your latest dated proxy for each account will be voted.

If the Icahn Group proceeds with its previously announced alternative nominations, we will likely conduct multiple mailings prior to the Annual Meeting date to ensure stockholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. The latest dated proxy you submit will be counted, and, if you wish to vote as recommended by the Board then you should only submit WHITE proxy cards.

Q:	How many votes do I have?

A:	Each share of common stock that you own as of the close of business on the Record Date (June 25, 2012) entitles you to one vote on each matter voted upon at the Annual Meeting. As of the close of business on the Record Date, there were 268,589,561 shares of our common stock outstanding.

Q:	May I change my vote?

A:

Yes, you may change your vote or revoke your proxy at any time before the vote at the Annual Meeting. You may change your vote prior to the Annual Meeting by executing a valid WHITE proxy card bearing a later date and delivering it to us prior to the Annual Meeting at Forest Laboratories, Inc., Attention: Corporate Secretary, 909 Third Avenue, New York, New York 10022. Submitting a WHITE proxy card will revoke votes you may have made on an Icahn Group proxy card. You may withdraw your vote at the Annual Meeting and vote in person by giving written notice to our Corporate Secretary. You may also revoke your vote without voting by sending written notice of revocation to our Corporate Secretary at the above address. Attendance at the meeting will not by itself revoke a previously granted proxy.

If you have previously signed a GOLD proxy card sent to you by the Icahn Group, you may change your vote by marking, signing, dating and returning the enclosed WHITE proxy card in the accompanying postage-paid envelope or by voting by telephone or via the Internet by following the instructions on your WHITE proxy card. Submitting an Icahn Group proxy card will revoke votes you have made via the Company’s WHITE proxy card.

Q:	How are my shares voted if I submit a WHITE proxy card but do not specify how I want to vote?

A:	If you submit a properly executed WHITE proxy card but do not specify how you want to vote, your shares will be voted “FOR” the election of each of the Company’s nominees for director; “FOR” advisory approval of the compensation of the Company’s Named Executive Officers; “FOR” the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013; “AGAINST” approval of the Stockholder Proposal; and “AGAINST” approval of the Icahn Bylaw Repeal Proposal.

Q:	Will my shares be voted if I don’t provide instructions to my broker?

A:	If you are the beneficial owner of shares held in “street name” by a broker, you must instruct your broker how to vote your shares. If you do not provide voting instructions at least ten days prior to the Annual Meeting date, your broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (we refer to the latter case as a broker non-vote). In the case of a broker non-vote, your broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (NYSE).

Under NYSE rules, the proposal to elect directors, the advisory vote relating to executive compensation, the proposal to ratify the appointment of BDO USA, LLP as Forest’s independent registered public accounting firm for the fiscal year ending March 31, 2013, the Stockholder Proposal and the Icahn Bylaw Repeal Proposal are non-discretionary matters for which specific instructions from beneficial owners are required. As a result, your broker will not be allowed to vote with respect to the election of directors, the proposal to approve (on an advisory basis) the compensation of the Company’s Named Executive Officers, the proposal to ratify BDO USA, LLP’s appointment as independent registered public accounting firm, the Stockholder Proposal and the Icahn Bylaw Repeal Proposal on your behalf if you do not provide your broker with specific voting instructions on the proposals.

Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the enclosed voting instruction form. Please vote promptly.

Q:	What vote is required to elect directors?

A:	As a result of the Icahn Group’s declared intention to propose alternative director nominees, assuming such nominees are in fact proposed for election at the Annual Meeting, there will be more nominees than available positions and, as provided in the Company’s Bylaws and Corporate Governance Guidelines, directors will be elected on a plurality basis. This means that the ten candidates receiving the highest number of “FOR” votes will be elected. A properly executed proxy card marked “WITHHOLD” with respect to the election of a director nominee will be counted for purposes of determining if there is a quorum at the Annual Meeting, but will not be considered to have been voted for or against the director nominee. Withhold votes and broker non-votes will have no effect on the outcome of the election.

It will NOT help elect your Board if you sign and return proxies sent by the Icahn Group even if you vote to “WITHHOLD” your vote with respect to their directors using the Icahn GOLD proxy card.

In fact, doing so may cancel any previous vote you cast on the Company’s WHITE proxy card. The only way to support your Board’s nominees is to vote “FOR” the Board’s nominees on the WHITE proxy card.

In the event that the Icahn Group withdraws its nominees, we will disclose such withdrawal to our stockholders and, as provided by the Company’s Bylaws and Corporate Governance Guidelines, our directors will be elected by a vote of a majority of the votes cast. In the event that our directors are elected by a vote of a majority of the votes cast, you may vote “FOR” or “AGAINST” or abstain from voting with respect to each director nominee. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” such director’s election. Abstentions and broker non-votes will have no effect on the outcome of the election.

Q:	What happens in an uncontested election where the “majority of votes cast” standard applies and an incumbent director does not receive enough votes to be elected?

A:	Pursuant to our Corporate Governance Guidelines, the Board expects an incumbent director to tender his or her irrevocable resignation if he or she fails to receive the required number of votes cast for his or her re-election. In order to ensure that the Company always has a fully functioning Board, if an incumbent director fails to receive the required number of votes cast, he or she continues as a holdover director except in a contested election where an alternative director has been duly elected. The Nominating and Governance Committee will act on an expedited basis to determine whether to accept or reject the director’s resignation and will submit such recommendation to the Board for prompt consideration. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Board will make its decision public as soon as practicable following the Annual Meeting.

Q:	What vote is required to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers?

A:	This matter is being submitted to enable stockholders to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers. In order to be approved on an advisory basis, this proposal must receive the “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

Q:	What vote is required to ratify the selection of BDO USA, LLP as Forest’s independent registered public accounting firm for the fiscal year ending March 31, 2013?

A:	For approval of this proposal, the proposal must receive the “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on this proposal in the absence of voting instructions from the beneficial owner.

Q:	What vote is required to approve the Stockholder Proposal?

A:	This matter is being submitted to enable stockholders to approve the Stockholder Proposal. In order to be approved, this proposal must receive the “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

Q:	What vote is required to approve the Icahn Bylaw Repeal Proposal?

A:	In order to be approved, the Icahn Bylaw Repeal Proposal must receive the “FOR” vote of a majority of the shares of common stock outstanding (which constitutes the whole capital stock of the Company) entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

Q:	Who will count the votes?

A:	Votes will be counted by an independent inspector of election appointed for the Annual Meeting by the Chairman of the Annual Meeting.

Q:	Do stockholders have any appraisal or dissenters’ rights on the matters to be voted on at the Annual Meeting?

A:	No, stockholders of Forest will not have rights of appraisal or similar dissenters’ rights with respect to any of the matters identified in this Proxy Statement to be acted upon at the Annual Meeting.

Q:	What do I need for admission to the Annual Meeting?

A:	Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial stockholders as of the Record Date, individuals holding a valid proxy from a record holder, and other persons authorized by the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in street name, you will need to provide proof of beneficial ownership on the Record Date, such as a brokerage account statement showing that you owned our stock as of the Record Date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the Record Date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above upon request, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags will be subject to search prior to your admittance to the Annual Meeting.

Q:	Who pays for the Company’s solicitation of proxies?

A:	We will pay for the entire cost of soliciting proxies on behalf of the Company. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding the Company’s proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by telephone, via the Internet or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but MacKenzie Partners, Inc. (MacKenzie), our third party proxy solicitor, will be paid a fee, estimated to be about $1,250,000, for rendering solicitation services. MacKenzie expects that approximately 75 of its employees will assist in the solicitation. MacKenzie will ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of our common stock.

Our aggregate expenses, including those of MacKenzie, related to our solicitation of proxies in excess of those normally spent for an Annual Meeting as a result of the potential proxy contest and excluding salaries and wages of our regular employees, are expected to be approximately $6,750,000, none of which has been spent to date. Appendix B sets forth information relating to certain of our directors, officers and employees who are considered “participants” in our solicitation under the rules of the U.S. Securities and Exchange Commission (SEC) by reason of their position as directors of the Company or because they may be soliciting proxies on our behalf.

Q:	How can I find out the results of the voting at the Annual Meeting?

A:	We will announce results promptly once they are available and will report final results in a filing with the SEC on Form 8-K.

Q:	What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders?

A:	Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to the Company in a timely manner. Proposals should be addressed to our principal executive offices: Forest Laboratories, Inc., Attention: Corporate Secretary, 909 Third Avenue, New York, New York 10022. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2013 Annual Meeting of Stockholders, we must receive the written proposal no later than March 11, 2013. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a8 promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act).

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal, including the nomination of directors, before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Pursuant to our Bylaws, a proposal may be brought before the meeting by a stockholder who was a stockholder of record at the time notice is given and is entitled to vote at the annual meeting, and who complied with the notice procedures specified in our Bylaws. To be timely for our 2013 Annual Meeting, we must receive the written notice at our principal executive offices between the close of business on May 17, 2013 and the close of business on June 17, 2013. For further information on how a stockholder may nominate a candidate to serve as a director, please see the disclosure appearing under the heading, “Selection of Nominees for Election to the Board” on Page 21.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Q:	What is “householding” and how does it work?

A:	The SEC’s “householding” rules permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. This procedure reduces printing and mailing costs. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by writing to Forest Laboratories, Inc., Attention: Corporate Secretary, 909 Third Avenue, New York, New York 10022, or by calling us at (212) 421-7850. Alternatively, if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy in the future, you may contact us by calling or writing to us at the telephone number or address given above.

If you are a beneficial owner (i.e., your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the Notice of Annual Meeting and Proxy Statement to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the Notice of Annual Meeting and Proxy Statement, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address, who are currently receiving multiple copies of the Notice of Annual Meeting and Proxy Statement and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth, as of June 25, 2012, the number of shares of common stock owned beneficially by any persons we know to be beneficial owners of more than five percent of our outstanding shares, each of our directors and each of our executive officers named in the Summary Compensation Table below and all of our directors and executive officers as a group: The percentage of ownership is calculated based upon the 268,589,561 shares of common stock issued and outstanding as of June 25, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
5% Stockholders
Wellington Management Company, LLP (2) 280 Congress Street Boston, MA 02210	34,137,700		12.71%
Icahn Capital LP (3) c/o Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, NY 10153	26,361,686		9.81%
Vanguard Specialized Funds – Vanguard (4) Health Care Fund 100 Vanguard Boulevard Malvern, PA 19355	25,903,000		9.64%
BlackRock, Inc. (5) 40 East 52nd Street New York, NY 10022	20,953,169		7.80%
Morgan Stanley (6) 1585 Broadway New York, NY 10036	18,579,695		6.92%
ClearBridge Advisors, LLC (7) 620 8th Avenue New York, NY 10018	17,714,848		6.60%
Capital Research Global Investors (8) 333 South Hope Street Los Angeles, CA 90071	14,730,948		5.48%
Named Executive Officers and Directors
Howard Solomon	2,835,915	(9)	1.06%
Elaine Hochberg	689,811	(10)	*
Francis I. Perier, Jr.	500,178	(11)	*
Marco Taglietti, M.D.	212,818	(12)	*
David F. Solomon	251,486	(13)	*
Nesli Basgoz, M.D.	44,569	(14)	*
Christopher J. Coughlin	10,000	(15)	*
Dan L. Goldwasser	68,099	(16)	*
Kenneth E. Goodman	199,294	(17)	*
Gerald M. Lieberman	10,000	(18)	*
Lawrence S. Olanoff, M.D., Ph.D.	330,175	(19)	*
Lester B. Salans, M.D.	62,679	(20)	*
Brenton L. Saunders	10,000	(21)	*
Peter J. Zimetbaum, M.D.	25,448	(22)	*
All directors and executive officers as a group	6,476,171	(23)	2.41%

*	Less than 1%
(1)	For purposes of computing the percentage of outstanding shares of common stock held by each person named in the table on a given date, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 14, 2012 by Wellington Management Company, LLP (Wellington Management). Wellington Management reported that it has shared voting power with respect to 5,243,970 shares of common stock and shared dispositive power with respect to 34,137,700 shares of common stock. Wellington Management acts as investment advisor to various clients who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares of common stock deemed to be beneficially owned by Wellington Management. Other than Vanguard Specialized Funds – Vanguard Health Care Fund, no such client of Wellington Management was known to have such right or power with respect to more than five percent of the shares of our common stock.
(3)	Based on the information provided pursuant to Amendment No. 3 to a statement on a Schedule 13D filed with the SEC on May 30, 2012 (the Icahn Schedule 13D) by Icahn Capital L.P. with respect to itself, the other members of the Icahn Group, Carl C. Icahn and certain other affiliated entities of Carl C. Icahn (collectively, the Reporting Persons). The Reporting Persons reported that (i) High River Limited Partnership, a Delaware limited partnership (High River), has sole voting power and sole dispositive power with regard to 5,272,335 shares of common stock; (ii) Icahn Partners L.P., a Delaware limited partnership (Icahn Partners), has sole voting power and sole dispositive power with regard to 8,077,405 shares of common stock; (iii) Icahn Partners Master Fund L.P., a Cayman Islands exempted limited partnership (Icahn Master), has sole voting power and sole dispositive power with regard to 8,749,838 shares of common stock; (iv) Icahn Partners Master Fund II L.P., a Cayman Islands exempted limited partnership (Icahn Master II), has sole voting power and sole dispositive power with regard to 2,960,767 shares of common stock; and (v) Icahn Partners Master Fund III L.P., a Cayman Islands exempted limited partnership (Icahn Master III), has sole voting power and sole dispositive power with regard to 1,301,341 shares of common stock. Carl C. Icahn, by virtue of his relationship to High River, Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III, is deemed to beneficially own the shares of common stock which High River, Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III directly beneficially own. Per the Icahn Schedule 13D, each of the Reporting Persons may have shared voting and/or dispositive power over all or some of such shares.
(4)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 26, 2012 by Vanguard Specialized Funds – Vanguard Health Care Fund (Vanguard). Vanguard reported that it has sole voting power with respect to 25,903,000 shares of common stock.
(5)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 13, 2012 by BlackRock, Inc. (BlackRock). BlackRock reported that it has sole voting and dispositive power with respect to 20,953,169 shares of common stock.
(6)	Based on the information provided pursuant to a statement on Schedule 13G filed with the SEC on February 10, 2012 by Morgan Stanley and Morgan Stanley & Co. LLC (MS & Co.). Morgan Stanley reported that it has sole voting power with respect to 18,128,738 shares of common stock, shared voting power with respect to 21,005 shares of common stock, and sole dispositive power with respect to 18,579,695 shares of common stock. MS & Co. reported that it has sole voting and dispositive power with respect to 14,318,580 shares of common stock. Morgan Stanley further reported that in accordance with SEC Release No. 34-39538 (January 12, 1998) (the Release), its filing reflected securities beneficially owned, or that may be deemed to be beneficially owned, by certain operating units (collectively, the MS Reporting Units) of Morgan Stanley and its subsidiaries and affiliates (collectively, MS), but did not reflect securities, if any, beneficially owned by any operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units in accordance with the Release.

(7)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 14, 2012 by ClearBridge Advisors, LLC (ClearBridge). ClearBridge reported that it has sole voting power with respect to 15,085,513 shares of common stock and sole dispositive power with respect to 17,714,848 shares of common stock.
(8)	Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 14, 2012 by Capital Research Global Investors (Capital Research), a division of Capital Research and Management Company (CRMC). Capital Research reported that it has sole voting and dispositive power with respect to 14,730,948 shares of common stock, and is deemed to be the beneficial owner of 14,730,948 shares of common stock as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.
(9)	Includes 107,856 shares of stock that are subject to a risk of forfeiture, 1,740,000 shares issuable pursuant to options that were exercisable on June 25, 2012 or which become exercisable within 60 days of June 25, 2012 and 58,431 shares held by a 501(c)(3) charitable foundation, as to which Mr. Solomon disclaims beneficial ownership. Does not include a target grant of 95,800 performance stock units granted on December 5, 2011 which vest, if at all, following the conclusion of fiscal year 2015 based on the achievement of certain performance metrics.
(10)	Includes 48,600 shares of stock that are subject to a risk of forfeiture, 540,000 shares issuable pursuant to options that were exercisable on June 25, 2012 or which become exercisable within 60 days of June 25, 2012 and 24,560 shares which are pledged as security. Does not include a target grant of 23,850 performance stock units granted on December 5, 2011 which vest, if at all, following the conclusion of fiscal year 2015 based on the achievement of certain performance metrics.
(11)	Includes 77,636 shares of stock that are subject to a risk of forfeiture and includes 370,500 shares issuable pursuant to options that were exercisable on June 25, 2012 or which become exercisable within 60 days of June 25, 2012. Does not include a target grant of 22,400 performance stock units granted on December 5, 2011 which vest, if at all, following the conclusion of fiscal year 2015 based on the achievement of certain performance metrics.
(12)	Includes 88,950 shares of stock that are subject to a risk of forfeiture and includes 92,250 shares issuable pursuant to options that were exercisable on June 25, 2012 or which become exercisable within 60 days of June 25, 2012. Does not include a target grant of 19,100 performance stock units granted on December 5, 2011 which vest, if at all, following the conclusion of fiscal year 2015 based on the achievement of certain performance metrics.
(13)	Includes 89,150 shares of stock that are subject to a risk of forfeiture and includes 71,500 shares issuable pursuant to options that were exercisable on June 25, 2012 or which become exercisable within 60 days of June 25, 2012. Does not include a target grant of 19,100 performance stock units granted on December 5, 2011 which vest, if at all, following the conclusion of fiscal year 2015 based on the achievement of certain performance metrics.
(14)	Includes 3,262 shares of stock that are subject to a risk of forfeiture and includes 37,667 shares issuable pursuant to options that were exercisable on June 25, 2012 or which become exercisable within 60 days of June 25, 2012.
(15)	Includes 10,000 shares issuable pursuant to options that were exercisable on June 25, 2012 or which become exercisable within 60 days of June 25, 2012.
(16)	Includes 3,262 shares of stock that are subject to a risk of forfeiture and includes 41,167 shares issuable pursuant to options that were exercisable on June 25, 2012 or which become exercisable within 60 days of June 25, 2012. Does not include 21,680 shares owned by Mr. Goldwasser’s wife of which Mr. Goldwasser disclaims beneficial ownership.
(17)	Includes 3,262 shares of stock that are subject to a risk of forfeiture and includes 23,167 shares issuable pursuant to options that were exercisable on June 25, 2012 or which become exercisable within 60 days of June 25, 2012.
(18)	Includes 10,000 shares issuable pursuant to options that were exercisable on June 25, 2012 or which become exercisable within 60 days of June 25, 2012.
(19)

Includes 1,683 shares of stock that are subject to a risk of forfeiture and includes 240,546 shares issuable pursuant to options that were exercisable on June 25, 2012 or which become exercisable within 60 days of

June 25, 2012. Does not include 10,000 shares beneficially owned by a charitable remainder trust as to which Dr. Olanoff disclaims beneficial ownership.
(20)	Includes 3,262 shares of stock that are subject to a risk of forfeiture and includes 41,167 shares issuable pursuant to options that were exercisable on June 25, 2012 or which become exercisable within 60 days of June 25, 2012.
(21)	Includes 10,000 shares issuable pursuant to options that were exercisable on June 25, 2012 or which become exercisable within 60 days of June 25, 2012.
(22)	Includes 3,012 shares of stock that are subject to a risk of forfeiture, 20,546 shares issuable pursuant to options that were exercisable on June 25, 2012 or which become exercisable within 60 days of June 25, 2012.
(23)	Includes 841,215 shares of stock that are subject to a risk of forfeiture and includes 3,829,260 shares issuable pursuant to options that were exercisable on June 25, 2012 or which become exercisable within 60 days of June 25, 2012. Does not include a target grant of 180,250 performance stock units granted on December 5, 2011 which vest, if at all, following the conclusion of fiscal year 2015 based on the achievement of certain performance metrics.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require our executive officers and directors and persons owning more than 10% of our common stock to file certain reports on ownership and changes in ownership with the SEC. Based on a review of our records and other information, we believe that during fiscal year 2012, our executive officers and directors and all persons holding more than 10% of our common stock timely filed all such Section 16(a) reports except for (1) a report on Form 4 filed by Dr. Lawrence Olanoff reporting the forfeiture of 21,250 shares of restricted stock effective upon his resignation as President and COO of the Company December 31, 2010 was inadvertently filed late and (2) a report on Form 4 filed by William Meury reporting the grant of restricted stock and options on December 5, 2011 and the delivery of shares to the Company on December 6 and 7, 2011 in satisfaction of Mr. Meury’s tax obligations upon the vesting of previously granted restricted stock awards was inadvertently filed late.

PROPOSAL 1

ELECTION OF DIRECTORS

Overview of Election of Directors

Our entire Board is elected each year at the Annual Meeting of Stockholders, and we are recommending a highly qualified, experienced and diverse slate of ten nominees for election at the 2012 Annual Meeting, each of whom has been recommended by our Nominating and Governance Committee and approved by our Board. The ten nominees listed below include eight independent directors as defined in the NYSE rules and regulations. We are confident that our Board of Directors consists of the right group to best serve the interests of all of our stockholders.

Each nominee elected as a director will continue in office until the next Annual Meeting of Stockholders or until his or her successor has been elected or appointed. Each person nominated below has consented to be named in this Proxy Statement and has agreed to serve if elected.

Background to the Board’s Recommendation in Favor of Forest’s Nominees

Our Board of Directors has been engaged in a long-term effort to strengthen its composition in service of the best interests of Forest stockholders. In the last six years, we bolstered our Board with five new independent directors who have brought valuable experience and leadership in critical areas – our five newest independent directors, who comprised 50% of our Board, are Dr. Peter J. Zimetbaum, a Director of Clinical Cardiology at Beth Israel Deaconess Medical Center and an Associate Professor of Medicine at Harvard Medical School, who joined in December 2009; Dr. Nesli Basgoz, the Associate Chief for Clinical Affairs, Division of Infectious Diseases at Massachusetts General Hospital, who joined in 2006; Christopher J. Coughlin, former Executive Vice President and Chief Financial Officer of Tyco International, who joined in 2011; Gerald M. Lieberman, former President and Chief Operating Officer of AllianceBernstein, who joined in 2011; and Brenton L. Saunders, Chief Executive Officer and President of Bausch + Lomb, who also joined in 2011. Each of these independent directors serve significant roles on our Board committees. In light of their complementary experience, relevant expertise, and diverse industry and educational backgrounds, these nominees, who bring executive leadership and insights from the fields of pharmaceuticals, research and development, healthcare, law, finance and accounting, will serve as a superior and independent board best suited to lead Forest into the future.

We believe that each of our nominees has professional experience in areas relevant to our strategy and operations and offers experience, leadership and continuity at a critical time for the Company’s future. We also believe that our nominees have other attributes necessary to create an effective board: high personal and professional ethics, integrity and values; vision and long-term strategic perspective; experience with regulatory and government processes; practical judgment and excellent decision-making skills; the ability to devote significant time to serve on our board and its committees and to work in a collaborative manner with other board members; and a commitment to representing the long-term interests of all our stockholders.

The names of our Board nominees and certain other information about them is set forth further below.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE BOARD’S TEN NOMINEES FOR DIRECTOR ON THE ENCLOSED WHITE PROXY CARD.

The persons named as proxies intend to vote the proxies “FOR” the election of each of these nominees unless you indicate on the WHITE proxy card a vote to “WITHHOLD” your vote with respect to any of the nominees. If for some reason any director nominee is unable to serve, or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board, and unless you indicate otherwise on the WHITE proxy card, the proxies will be voted in favor of the remaining nominees. If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by SEC rules.

Background to Potential Contested Solicitation

On May 30, 2012, Icahn Capital LP and certain affiliated entities, a group of hedge funds led by Carl C. Icahn (collectively, the Icahn Group) announced their intention to nominate a slate of directors for election to Forest’s Board of Directors at the 2012 Annual Meeting that would constitute less than a majority of the Board. By letter dated June 18, 2012, the Icahn Group submitted a request pursuant to Section 220 of the General Corporation Law of the State of Delaware to inspect certain books and records of the Company (the “Icahn Demand”). The Company rejected the demand as improper under Delaware law. Despite the Company’s stated objections, the Company offered to produce certain categories of documents subject to the execution and entry of a customary protective order. On June 19, 2012, the Icahn Group delivered a notice to the Company advising the Company of its intent to nominate a slate of four directors for election to the Board and to propose that stockholders adopt the Icahn Bylaw Repeal Proposal. On June 28, 2012, the Icahn Group commenced litigation in the Delaware Court of Chancery seeking access to the materials requested in the Icahn Demand. The action is captioned, High River Limited Partnership, et al. v. Forest Laboratories, Inc., C.A. No. 7663-ML, and the Company intends to defend its rights under and comply fully with Delaware law. In addition, on June 26, 2012, the Icahn Group submitted a request pursuant to Section 220 of the General Corporation Law of the State of Delaware to inspect the Company’s stocklists of shareholders and related ancillary materials. Arrangements have been made to provide such stocklist-related materials to which the Icahn Group is entitled under Delaware law. From May 30th to June 19th, Carl Icahn and Howard Solomon, Chairman of Forest’s Board, had several conversations concerning Icahn’s perspectives on the Company and the upcoming annual election, including Mr. Icahn’s desire for representation on the Board. No agreements or understandings resulted from these conversations.

Biographical Information for Nominees

In addition to the information set forth below, Appendix B sets forth information relating to our directors and certain of our officers and employees who are considered “participants” in our solicitation under the rules of the SEC by reason of their position as directors of the Company or because they may be soliciting proxies on our behalf. The following persons have been nominated as directors:

Howard Solomon Director since 1964

Mr. Solomon, 84, is Chairman, Chief Executive Officer and President of Forest. He began his career as an attorney at leading law firms in New York and joined Forest in 1964 as a director and secretary of the Board while serving as outside counsel for the Company. He became CEO of Forest in 1977 and Chairman in 1998. Mr. Solomon is a Trustee of the New York Presbyterian Hospital and previously served on the Board of Cold Spring Harbor Laboratories. He is currently a member of the Executive Committee of the Board of Directors of the Metropolitan Opera and Chairman of its Finance Committee. He also serves on the Board of the New York City Ballet. Mr. Solomon graduated from the City College of New York and holds a J.D. from Yale University.

We believe that Mr. Solomon’s experience as a senior executive and leader in our industry, his in-depth knowledge of our Company and its day-to-day operations and his strong record and strategic vision for the Company qualify him to serve on our Board.

Nesli Basgoz, M.D. Director since 2006

Dr. Basgoz, 54, is the Associate Chief for Clinical Affairs, Division of Infectious Diseases at Massachusetts General Hospital (MGH) and serves on the hospital’s Board of Trustees. In addition, Dr. Basgoz is an Associate Professor of Medicine at Harvard Medical School. Previously, she served as Clinical Director in the Infectious Diseases Division of MGH for six years. Dr. Basgoz earned her M.D. Degree and completed her residency in internal medicine at Northwestern University Medical School. She also completed a fellowship in the Infectious

Diseases Division at the University of California at San Francisco. She is board certified in both infectious diseases and internal medicine.

Dr. Basgoz’s broad medical expertise and nationally recognized leadership in the medical field, as well as her extensive clinical trial experience has equipped her to effectively advise the Board and management with respect to many strategic matters, including navigating regulatory approvals and the clinical trial process. Moreover, her particular expertise in infectious diseases has enabled Dr. Basgoz to advise the Board and management with respect to the Company’s current and potential portfolio of drugs within the relevant indications, including Forest’s recently launched Teflaro® product and other antibiotics under development at the Company.

Christopher J. Coughlin Director since 2011

Mr. Coughlin, 59, most recently served as Executive Vice President and Chief Financial Officer of Tyco International from 2005 to 2010 and remains an advisor to Tyco. During his tenure, he played a central role in the separation of Tyco into three independent, public companies and provided financial leadership surrounding major transactions, including the $2 billion acquisition of Broadview Security, among many other responsibilities and accomplishments. Prior to joining Tyco, he worked as the Chief Operating Officer of the Interpublic Group of Companies from June 2003 to December 2004, as Chief Financial Officer from August 2003 to June 2004 and as a director from July 2003 to July 2004. Previously, Mr. Coughlin was Executive Vice President and Chief Financial Officer of Pharmacia Corporation from 1998 until its acquisition by Pfizer in 2003. Prior to that, he was Executive Vice President of Nabisco Holdings and President of Nabisco International. From 1981 to 1996 he held various positions, including Chief Financial Officer, at Sterling Drug. Mr. Coughlin is currently serving as the lead independent director on the board of Dun & Bradstreet, where he is a member of the Audit Committee and the Compensation and Benefits Committee. He also serves on the board of Covidien plc, where he is Chair of the Compliance Committee and a member of its Transaction Committee. In addition, Mr. Coughlin previously served on the boards of the Interpublic Group of Companies, Monsanto Company and Perrigo Company. Mr. Coughlin has a B.S. in accounting from Boston College.

A veteran of service and leadership on public company boards, Mr. Coughlin’s wide array of senior management positions in global companies, pharmaceutical background, finance experience and compliance and governance expertise enhances the Board’s ability to make strategic decisions for the long-term growth of the Company.

Dan L. Goldwasser Director since 1977

Mr. Goldwasser, 72, is a retired attorney. During the early part of his legal career he practiced corporate and securities law representing both public and private corporations. From 1992 through 2011 he was a shareholder in the law firm Vedder Price, P.C. where he was a member of the firm’s Accounting Law Practice Group. During this period Mr. Goldwasser served as Chairman of the American Bar Association’s Business Law Section’s Committee on Law and Accounting and as the American Bar Association’s Co-Chairman of the National Conference of Lawyers and Certified Public Accountants. Each year from 1994 through 2004 he was named by the editors of Accounting Today as “one of the 100 most influential people in accounting.” From 2003 to 2006, he also was a member of the Auditing Standards Board of the American Institute of Certified Public Accountants. Mr. Goldwasser holds a B.A. from Harvard University and an LL.B from Columbia Law School where he taught “Accounting for Lawyers.”

Mr. Goldwasser’s knowledge of federal and state corporate and securities laws, leadership roles in accounting organizations, service on the AICPA’s Auditing Standards Board, expertise in legal, regulatory and accounting matters and his deep understanding of Forest’s business make him a valuable contributor to the Board.

Kenneth E. Goodman Director since 1998

Mr. Goodman, 64, is the former President and Chief Operating Officer of Forest, a position that he held from 1998 to 2006. For eighteen years prior thereto, Mr. Goodman served as Forest’s Vice President, Finance and Chief Financial Officer and was named Executive Vice President, Operations in February 1998. From 1975

to 1980, he served as a senior financial officer at Wyeth, and before that, as a C.P.A. at Main Hurdman, which is now part of KPMG LLP. Mr. Goodman currently serves Syracuse University as Vice Chairman of the Board of Trustees, a member of the Executive Committee and Chairman of the Audit Committee; he previously served as Chairman of the Budget Committee. He is also Chairman of the International Board of Directors of the Israel Cancer Research Fund and Co-Chairman of its New York Board. Mr. Goodman is a C.P.A. and holds a B.S. degree from The Whitman School of Management at Syracuse University.

Mr. Goodman’s intimate knowledge of the Company’s operations, having served as President and Chief Operating Officer of Forest with broad responsibility for sales, commercial operations, compliance, manufacturing operations, information technology and other areas, his substantial expertise in financial matters, and his service as an important interface between management and the Board as its presiding independent director, make him a valuable member of the Board.

Gerald M. Lieberman Director since 2011

Mr. Lieberman, 65, most recently served as the President and Chief Operating Officer, as well as a member of the board of directors of AllianceBernstein from 2004 to 2009, where he oversaw several critical functions for AllianceBernstein, including finance, global risk management, technology, operations, human resources and investor and public relations. In addition, he was instrumental in developing AllianceBernstein’s global integrated platform and enhancing its corporate governance and financial transparency. Prior to joining AllianceBernstein in 1998, Mr. Lieberman held a number of senior positions at Fidelity Investments from 1993 to 1998, including Chief Financial Officer and Chief of Administration and he was a member of Fidelity’s operating committee, reporting directly to the Chairman. Before joining Fidelity, Mr. Lieberman spent 14 years with Citicorp, where he served as Senior Human Resources Officer and a member of the policy committee, reporting to the Company’s Chairman and Chief Executive Officer. At Citicorp, he also held several other senior leadership positions, including Chief Executive Officer of Citibank Mexico and Division Head of Latin America. Mr. Lieberman is currently serving as a director at Computershare. He served 9 years as a trustee of the University of Connecticut Foundation and was a practicing C.P.A with Arthur Anderson. He received a B.S. from the University of Connecticut and attended New York University’s Graduate School of Business Administration.

Mr. Lieberman’s senior roles at AllianceBernstein and Fidelity Investments, premier investment and asset management firms, and his breadth and depth of experiences, including his finance and accounting expertise and career-long focus on risk management, enable him to provide important and valuable perspectives to the Board.

Lawrence S. Olanoff, M.D., Ph.D. Director since 2006

Dr. Olanoff, 60, served as Forest’s Chief Operating Officer from 2006 to 2010 and currently serves as Senior Scientific Adviser to the Company. From July 2005 to October 2006, Dr. Olanoff was President and Chief Executive Officer at Celsion Corporation, an oncology drug development company. He also served as Executive Vice President and Chief Scientific Officer of Forest from 1995 to 2005. Prior to joining Forest in 1995, Dr. Olanoff served as Senior Vice President of Clinical Research and Development at Sandoz Pharmaceutical Corporation (now a division of the Novartis Group) and at the Upjohn Company in a number of positions including Corporate Vice President of Clinical Development and Medical Affairs. Over his entire career, he was involved in 30 product approvals. In addition, he is currently an adjunct Assistant Professor and Special Advisor to the President for Corporate Affairs at the Medical University of South Carolina (MUSC), a Director Emeritus of the MUSC Foundation for Research Development, which is a non-profit foundation created to benefit the university, as well as the Chairman of the Board of Ariel Pharmaceuticals, Inc., a private, development-stage pharmaceutical company. He holds a Ph.D. in biomedical engineering and an M.D. degree from Case Western Reserve University.

Dr. Olanoff’s detailed knowledge of the pharmaceutical industry, his broad operational experience and research and development leadership over the course of his career at Forest, Sandoz and Upjohn, including with respect to thirty product approvals, and his service as a senior executive and intimate knowledge of Forest’s operations combine to make him an important asset to the Board.

Lester B. Salans, M.D. Director since 1998

Dr. Salans, 76, is a Clinical Professor and member of the Clinical Attending Staff of Internal Medicine at the Mount Sinai Medical School. Prior thereto, Dr. Salans was a senior executive at Sandoz Pharmaceutical Corporation (now a division of the Novartis Group). Dr. Salans is a former Director of the National Institutes of Arthritis, Diabetes, Digestive and Kidney Diseases of the National Institutes of Health. He was a Professor of Medicine and Dean of the Faculty of the Mt. Sinai Medical School and Senior Vice President of the Mt. Sinai Medical Center in New York. He served as Professor of Medicine and Director of the Division of Endocrinology at the Dartmouth Hitchcock Medical Center, Hanover, from 1968-1975. He also founded and is president of LBS Advisors, Inc., a consultancy serving several pharmaceutical and biotechnology companies, academic institutions, the National Institutes of Health and many investment firms. He serves on the board of directors of PharmaIN Corporation, a biopharmaceutical company. Dr. Salans earned a B.A. from University of Michigan and M.D. from University of Illinois.

Dr. Salans’ recognized leadership in the medical field, his varied positions in the pharmaceutical sector, and particular medical expertise in the fields of diabetes mellitus, obesity and endocrinology and clinical research experience bring valuable perspectives to the Board on research and development matters generally and with respect to the Company’s current and potential portfolio drugs within such indications. As a practicing physician in addition to his other roles, Dr. Salans bridges the gap between basic science and clinical medicine, enabling him to offer valuable insights to the Board.

Brenton L. Saunders Director since 2011

Mr. Saunders, 42, has been the Chief Executive Officer and President of Bausch + Lomb and a board director since March 2010. Previously, Mr. Saunders served as a senior executive with Schering-Plough from 2003 to 2010, most recently as President of Global Consumer Health Care. He also served as Head of Integration for both Schering-Plough’s merger with Merck & Co. and for its $16 billion acquisition of Organon BioSciences. Before joining Schering-Plough, Mr. Saunders was a Partner and Head of the Compliance Business Advisory Group at PricewaterhouseCoopers LLP from 2000 to 2003. Prior to that, he was Chief Risk Officer at Coventry Health Care between 1998 and 1999 and a co-founder of the Health Care Compliance Association in 1995. Mr. Saunders began his career as Chief Compliance Officer for the Thomas Jefferson University Health System. In addition to the Bausch + Lomb board, he serves on the boards of ElectroCore LLC and the Overlook Hospital Foundation. He is also the former Chairman of the New York chapter of the American Heart Association. Mr. Saunders was also recently named to the Federal Reserve Bank of New York’s Upstate New York Regional Advisory Board. He received a B.A. from the University of Pittsburgh, an M.B.A. from Temple University School of Business, and a J.D. from Temple University School of Law.

Mr. Saunders’ leadership experience as CEO of a global, branded healthcare company and deep pharmaceutical experience make him an asset to the Board. In addition to his other attributes, his 15 years of senior compliance experience and broad regulatory expertise at a number of different companies, including Bausch + Lomb and Schering-Plough, are particularly valuable.

Peter J. Zimetbaum, M.D. Director since 2009

Dr. Zimetbaum, 48, has served as Director of Clinical Cardiology at Beth Israel Deaconess Medical Center in Boston (BIDMC) since 2005 and is the Director of ECG and Arrhythmia Core Laboratory at the Harvard Clinical Research Institute. Additionally, since 2006, Dr. Zimetbaum has been an Associate Professor of Medicine at the Harvard Medical School (HMS), and he currently serves on the HMS Standing Committee on Conflicts of Interest. Dr. Zimetbaum received his M.D. degree from the Albert Einstein College of Medicine in 1990 and is board certified in both cardiovascular medicine and cardiovascular electrophysiology.

Dr. Zimetbaum’s extensive experience in the practice of medicine and clinical trials provides the Board and management with the perspectives of physicians and other healthcare providers who use the Company’s products and with insight into the clinical trial process. His expertise in cardiology, including the cardiovascular safety profile of products, is a valuable resource to the Board and management in analyzing and developing current and potential portfolio drugs. In addition, his service on Harvard Medical School’s conflict of interest committee provides the Company with important insights on the ethics of healthcare.

CORPORATE GOVERNANCE

We seek to follow best practices in corporate governance in a manner that is in the best interests of our business and our stockholders. We are in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, the SEC and the NYSE and will continue to review our policies and practices to meet ongoing developments in this area.

Code of Business Conduct and Ethics

All of our employees, including our Chief Executive Officer (CEO), Chief Financial Officer (CFO), all other senior financial officers and all other executive officers, are required to comply with our Code of Business Conduct and Ethics. You can access our Code of Business Conduct and Ethics by clicking on the “Corporate Governance” link in the “Investors” section of our website at www.frx.com. The Code of Business Conduct and Ethics is also available in print to any requesting stockholder. We post amendments to, and waivers of, our Code of Business Conduct and Ethics, as applicable, on our website.

Corporate Governance Guidelines

Our Corporate Governance Guidelines reflect the principles by which we operate. From time to time, the Nominating and Governance Committee and the Board review and revise our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. In 2012, the Corporate Governance Guidelines were revised to implement stock ownership guidelines for our executive officers and non-employee directors, a holding period requirement for certain shares of common stock acquired by our executive officers, and an anti-hedging policy for our executive officers and non-employee directors. In particular, under our stock ownership guidelines, our executive officers are required to hold shares of Company common stock in amounts ranging from one times to six times their annual base salary, depending upon their seniority, on or before December 31st of the year which includes the fifth anniversary of the date they became subject to the stock ownership guidelines, and our non-employee directors are required to hold shares of Company common stock in amounts equal to three times their annual retainer fee on or before December 31st of the year which includes the seventh anniversary of the date they became subject to the stock ownership guidelines. Under the holding period requirement adopted in 2012, our executive officers who are subject to the stock ownership guidelines are also required to hold all shares obtained upon the exercise of Company stock options and shares acquired through restricted stock awards and performance stock units until they have satisfied the stock ownership guidelines, with exceptions provided for shares required to be sold in order to exercise the option or pay the taxes accruing as a result of the exercise of the option or the vesting of the restricted stock award or performance stock unit and in connection with corporate transactions that are generally available to stockholders. Finally, our anti-hedging policy prohibits our executive officers and directors from hedging their ownership in Company common stock, including trading in options, puts, calls or other derivative instruments designed to limit or eliminate the risk from owning the Company’s common stock.

You can access our Corporate Governance Guidelines by clicking on the “Corporate Governance” link in the “Investors” section of our website at www.frx.com. The Corporate Governance Guidelines are also available in print to any requesting stockholder.

Disclosure, Legal Compliance and Risk Management Committee

The Disclosure, Legal Compliance and Risk Management Committee (the Disclosure Committee) is made up of the following members of senior management: CFO, Chief Commercial Officer, Senior Vice President – General Counsel and Senior Vice President – Research and Development. The primary purpose of the Disclosure Committee is to review and evaluate our disclosure documents, to develop and monitor a program of risk assessment and management and to evaluate legal compliance and compliance with our Code of Business Conduct and Ethics. The Disclosure Committee met 4 times during the fiscal year ended March 31, 2012. The

Disclosure Committee does not have oversight responsibility for financial matters, including financial statements and systems of internal control over financial reporting, which are monitored by the Company’s Audit Committee.

Compliance Committee

We have established a Compliance Committee chaired by our Vice President – Compliance and Chief Compliance Officer. Our Compliance Committee is responsible for overseeing our program for compliance with applicable laws and regulations specific to the pharmaceutical industry. The Compliance Committee includes senior management and senior departmental personnel from various corporate divisions (marketing, contract-customer operations, medical and scientific affairs, sample policy compliance, operations, corporate quality management, internal audit and legal counsel). Other personnel are invited to participate from time to time as specific issues warrant. The Compliance Committee meets approximately every six weeks to review issues related to our Comprehensive Compliance Program, establish and approve compliance policies and provide support, guidance and advice to our Chief Compliance Officer regarding the compliance program.

Certain Relationships and Related Persons Transactions

Related Person Transactions.

David F. Solomon, our Senior Vice President – Corporate Development and Strategic Planning, is the son of Howard Solomon, Chairman of the Board, CEO, President and a director of the Company.

In connection with his retirement as the Company’s Chief Operating Officer, the Company and Dr. Olanoff entered into a Consultant Services Letter Agreement dated January 1, 2011, pursuant to which Dr. Olanoff may provide consulting services to Forest on a project-by-project basis relating to the evaluation of products and potential product opportunities. Under his Consultant Services Letter Agreement, Dr. Olanoff is compensated at the rate of $500 per hour and, in the event the Company requires Dr. Olanoff to travel in connection with the performance of such services, the Company will reimburse Dr. Olanoff for out-of-pocket expenses, including the reasonable cost of transportation, meals and lodging, where applicable.

The compensation paid to Mr. Solomon during fiscal year 2012 is reported in the Summary Compensation Table on Page 41 of this Proxy Statement and the compensation paid to Dr. Olanoff in connection with his Consultant Services Letter Agreement is reported in the Director Compensation Table on Page 48 of this Proxy Statement.

Related Persons Transaction Procedures. The Company’s written Code of Business Conduct and Ethics provides that all conflicts of interest, including transactions with Related Persons (as defined in Item 404 of Regulation S-K), are prohibited unless approved by the Company’s Board or a Committee of the Board. In addition, all directors and executive officers are required to annually complete a questionnaire to identify their related interests and are required to notify the Company of changes in that information. These reports are reviewed in the first instance by the Company’s outside counsel. If members of management or the Board become aware of a related person transaction, then with respect to matters other than executive officer compensation, the Audit Committee is responsible for reviewing and approving or ratifying any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a Related Person has a direct or indirect material interest. The Compensation Committee is responsible for annually reviewing and approving compensation arrangements with executive officers of the Company whose annual compensation exceeds $120,000.

BOARD MATTERS; COMMITTEES

Board of Directors Meetings and Attendance of Directors

The Board held thirteen meetings during the fiscal year ended March 31, 2012. During fiscal year 2012, each of the directors attended 75% or more of the combined total meetings of the Board and the respective committees on which he or she served. Directors are required to make every reasonable effort to attend the Annual Meeting of Stockholders. All members of the Board attended our 2011 Annual Meeting of Stockholders.

Board Leadership Structure

The Board believes the interests of all stockholders are best served at the present time through a leadership model with a combined Chairman and CEO position. However, the Board retains authority to amend the Bylaws to separate the positions of Chairman and CEO at any time.

Mr. Solomon, the current Chairman and CEO, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to stockholders, employees, partners and customers. Furthermore, the Board believes that Mr. Solomon’s experiences as CEO and other insights put him in the best position to provide broad leadership to the Board as it considers strategy and as it exercises its fiduciary responsibilities to stockholders.

The Company’s Corporate Governance Guidelines provide for the position of a presiding director. Mr. Goodman currently serves as the presiding director and is responsible for, among other things, presiding at all meetings at which the Chairman is not present, including the executive sessions of the independent directors that are held after each Board meeting, and apprising the Chairman of the issues considered and decisions made at such meetings; being available for consultation and direct communication with the Company’s stockholders; calling meetings of the independent directors when necessary and appropriate; and, in consultation with the other independent directors, advising the Chairman as to an appropriate schedule of Board meetings and reviewing and providing the Chairman with input regarding the agenda for Board meetings. In addition, the Board believes that its governance practices support its independent oversight, including having open and direct communication with management, encouraging independent director input on meeting agendas, performing annual evaluations of director performance and holding regular executive sessions after each Board meeting. In addition, each independent director has access to the CEO and other Company executives upon request, and may call meetings of the independent directors and may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee.

The Board’s Role in Risk Oversight

In order to assist the Board in overseeing risk management, we use enterprise risk management (ERM), a company-wide initiative overseen by the Disclosure Committee, which in turn reports to the Audit Committee, that involves management and other personnel in an integrated effort to identify, assess, prioritize and manage a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial) that may affect our ability to execute on our corporate strategy and fulfill our business objectives. The ERM approach is designed to enable the Board to establish a mutual understanding with management of the effectiveness of the Company’s risk management practices and capabilities, to review the Company’s risk exposure and to elevate certain key risks for discussion at the Board or Audit Committee level.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of our Board and the Disclosure Committee also have responsibility for risk management. Our Board is advised by the committees of significant risks and management’s response via periodic updates. The Audit Committee oversees our financial risk exposures, including monitoring the integrity of our financial statements, financial reporting process and systems of internal controls, accounting and legal compliance and the independence and qualifications of our independent registered public accounting firm, and receives an annual internal controls assessment report from our independent registered public accounting firm. Additionally, as discussed below in “Executive Compensation – Compensation Discussion and Analysis”, the Compensation Committee attempts to design compensation standards for the Company’s personnel in a way that discourages behavior that may lead to excessive risk-taking. Finally, as discussed above, the Disclosure Committee is responsible for developing and monitoring a program of risk assessment and management and overseeing our ERM program.

Director Independence

The Board has affirmatively determined that the following directors have no material relationship with us and are independent within the meaning of the NYSE definition of “independence”: Nesli Basgoz, M.D., Christopher J. Coughlin, Dan L. Goldwasser, Kenneth E. Goodman, Gerald M. Lieberman, Lester B. Salans, M.D., Brenton L. Saunders and Peter J. Zimetbaum, M.D. To assist in making the independence determination, the Board has adopted Director Qualification Standards as part of our Corporate Governance Guidelines. The Director Qualification Standards satisfy the NYSE independence requirements, and a copy of these standards is attached to this Proxy Statement as Appendix A. In determining that Dr. Zimetbaum was independent within the meaning of the NYSE definition of “independence”, the Board considered the Consultant Services Letter Agreement that Dr. Zimetbaum and the Company entered into on October 21, 2010, pursuant to which Dr. Zimetbaum may provide consulting services to Forest on a project-by-project basis relating to the evaluation of products and potential product opportunities. The Agreement provides that the total annual fees payable to Dr. Zimetbaum for such services cannot exceed $100,000 per annum. Independent directors receive no compensation from us for service on the Board or the Committees other than directors’ fees and non-discretionary grants under our 2007 Equity Incentive Plan.

Executive Sessions

As required by the NYSE listing standards, our non-management directors meet in executive session at which only non-management directors are present on a regularly scheduled basis. As discussed above, Mr. Goodman, as Presiding Director, presides over each meeting of the independent directors in executive session (see “Board Leadership Structure” above at Page 19).

Communications with Directors

You may contact the entire Board, any Committee, the non-management directors as a group or any individual director by calling our Audit Committee Hotline at 1-800-461-0825. An outside vendor collects all reports or complaints and delivers them to the Audit Committee. The Audit Committee will forward all correspondence to the appropriate director or group of directors. You are also welcome to communicate directly with the Board at the Annual Meeting of Stockholders.

Board Committees

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Board Compliance Committee. All of the members of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Board Compliance Committee are independent directors within the meaning of the NYSE Listing Standards and Securities Exchange Act of 1934, as amended (the Exchange Act), Rule 10A-3. Each of the committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

The Board-approved charters of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Board Compliance Committee are available on our website by clicking on the “Corporate Governance” link under the “Investors” section at www.frx.com. The charters are also available in print to any requesting stockholder.

Audit Committee. For the fiscal year ended March 31, 2012, the Audit Committee consisted of Christopher J. Coughlin (the Chairman), Dan L. Goldwasser and Lester B. Salans, M.D. The Board has determined that each of Mr. Coughlin and Mr. Goldwasser qualifies as an “audit committee financial expert” for purposes of the federal securities laws.

The Audit Committee’s primary responsibilities are to: (i) oversee our financial reporting principles and policies and internal control systems, including review of our quarterly and annual financial statements; (ii) review and monitor the performance and independence of our independent registered public accounting firm and the performance of the internal audit department; (iii) oversee our compliance with legal and regulatory requirements; (iv) provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal audit department and the Board; and (v) appoint (subject to stockholder ratification), evaluate, compensate and, where appropriate, terminate and replace our independent registered public accounting firm. The Audit Committee held eight meetings during fiscal year 2012.

Compensation Committee. The Compensation Committee is composed of Mr. Coughlin, Mr. Goldwasser (the Chairman), Mr. Gerald M. Lieberman, and Mr. Brenton L. Saunders. Pursuant to the Compensation Committee Charter, the Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers and (ii) producing an annual report on executive compensation for inclusion in our Proxy Statement in accordance with applicable rules and regulations. During the fiscal year ended March 31, 2012, the Compensation Committee held three meetings at which the Committee made recommendations concerning compensation for our executive officers for the 2012 calendar year and discussed and approved the change in the Company’s compensation cycle effected in furtherance of the implementation of our formula based Annual Incentive Plan and performance stock units as further described under the heading “Compensation Discussion and Analysis” beginning on Page 24 of this Proxy Statement, and granted stock options, stock awards and performance stock units under the 2007 Equity Incentive Plan. The Committee approved all equity awards granted during the year at regularly scheduled Board meetings.

Nominating and Governance Committee. The Nominating and Governance Committee is composed of Nesli Basgoz, M.D., Mr. Lieberman (the Chairman) and Peter J. Zimetbaum, M.D. The Committee’s responsibilities include (i) identifying individuals qualified to become Board members consistent with criteria approved by the Board and recommending that the Board select the director nominees for the next Annual Meeting of Stockholders; (ii) developing and recommending to the Board the Corporate Governance Guidelines; and (iii) overseeing evaluation of the Board and management. The Nominating and Governance Committee held two meetings during fiscal year 2012.

Board Compliance Committee. The Board Compliance Committee is composed of Dr. Basgoz, Dr. Salans (the Chairman), Mr. Saunders and Dr. Zimetbaum. The Committee’s responsibilities include (i) reviewing and overseeing matters relating to our compliance with Federal health care program requirements, FDA requirements and the obligations imposed by the Corporate Integrity Agreement dated September 15, 2010 that we entered into with the Office of Inspector General of the U.S. Department of Health and Human Services; (ii) appointing, compensating, retaining (or terminating) and overseeing the work of an independent Compliance Expert; and (iii) providing an additional avenue of communication among Compliance Department personnel, including the Chief Compliance Officer, the Compliance Committee described at Page 18 of this Proxy Statement, our management and the Board. The Board Compliance Committee was formed in December 2010 and held three meetings during fiscal year 2012.

Selection of Nominees for Election to the Board

The Nominating and Governance Committee has established a process for identifying and evaluating nominees for director. The Nominating and Governance Committee believes that its process for identifying and evaluating nominees is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further Forest’s purposes. The Nominating and Governance Committee will consider nominees recommended by stockholders in accordance with our Bylaws as well as those recommended by management or consultants retained by the Nominating and Governance Committee. Under our Bylaws and as described in this Proxy Statement under the heading, “What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders?”, any interested person may recommend a nominee by submitting the nomination within the timeframe specified by our Bylaws, together with the information and materials required by our Bylaws, to the Company’s Secretary at Forest Laboratories, Inc., Attention: Corporate Secretary, 909 Third Avenue, New York, New York 10022. All recommended candidates submitted in accordance with our Bylaws will be considered using the criteria set forth in our Corporate Governance Guidelines.

The Nominating and Governance Committee will consider, among other factors, the following to evaluate recommended nominees:

•	The Board’s current composition, including expertise, diversity, balance of management and non-management directors;

•	Independence and other qualifications required or recommended by applicable laws, rules and regulations (including NYSE requirements) and Forest’s policies and procedures; and

•

The general qualifications of potential nominees, including, but not limited to: personal integrity, loyalty to Forest and concern for its success and welfare; experience at strategy and policy setting, high-level leadership experience in business; breadth of knowledge about issues affecting Forest; an ability to work effectively with others; sufficient time to devote to Forest; and freedom from conflicts of interest.

The Nominating and Governance Committee annually reviews the individual expertise and skills of the directors as well as the composition of the Board as a whole. The Corporate Governance Guidelines expressly provide for the Board to consider the configuration of the Board in evaluating qualifications of potential Board members. In this regard, the Nominating and Governance Committee strives to nominate directors with diverse business and professional experience and skills relevant to the Company’s current and anticipated needs. The Nominating and Governance Committee does not follow any fixed ratio or formula to determine the appropriate mix, but rather uses its judgment to seek directors whose attributes and experience taken as a whole will contribute to the high standards of Board service at the Company.

Named Executive Officers of Forest

Name	Age	Position with Forest
Howard Solomon	84	Chairman of the Board, CEO and President
Elaine Hochberg	55	Executive Vice President and Chief Commercial Officer
Francis I. Perier, Jr.	52	Executive Vice President – Finance and Administration and CFO
Marco Taglietti, M.D.	52	Senior Vice President – Research and Development and President, Forest Research Institute, Inc.
David F. Solomon	45	Senior Vice President – Corporate Development and Strategic Planning

Set forth below is certain biographical information concerning our executive officers who are not also directors:

Elaine Hochberg has served as the Executive Vice President and Chief Commercial Officer of the Company since December 31, 2010. Prior thereto, Ms. Hochberg served as our Senior Vice President – Marketing from

December 1999 through December 2010 and has also served as our Chief Commercial Officer since December 2007. Ms. Hochberg joined us in June 1997 as Vice President – Marketing of our wholly-owned subsidiary Forest Pharmaceuticals, Inc. In February 1998, she was promoted to Vice President – Marketing of the Company. Prior to joining us in 1997, Ms. Hochberg was Assistant Vice President – Marketing at Wyeth-Lederle Laboratories.

Francis I. Perier, Jr. has served as the Executive Vice President – Finance and Administration and CFO of the Company since December 31, 2010. Prior thereto, Mr. Perier served as our Senior Vice President – Finance from September 2004 through December 2010 and has also served as our CFO since September 2004. From March 2004 until joining us in September 2004, Mr. Perier was Vice President – Finance – Operations Planning – Americas Medicines at Bristol-Myers Squibb. For eight years prior to March 2004, Mr. Perier served in senior financial positions at Bristol-Myers Squibb including four years as Vice President – Finance, Planning, Business Development and Information Technology at its ConvaTec Division. Prior to that, Mr. Perier had been a partner at Deloitte & Touche, LLP.

Marco Taglietti, M.D. has served as the Senior Vice President – Research and Development of the Company and President, Forest Research Institute, Inc. since December 31, 2010. Prior thereto, Dr. Taglietti served as our Vice President – Research and Development since December 2008. Dr. Taglietti joined Forest in August 2007 as Executive Vice President – Research and Development and Chief Medical Officer of our wholly-owned subsidiary Forest Research Institute, Inc. Prior to joining us, Dr. Taglietti was Senior Vice President and Head of Global Research and Development at Stiefel Laboratories for three years. Prior to that, Dr. Taglietti was at Schering-Plough for twelve years in positions of increasing responsibilities including Vice President – Worldwide Clinical Research for Anti-Infectives, Oncology, CNS, Endocrinology and Dermatology.

David F. Solomon has served as the Senior Vice President – Corporate Development and Strategic Planning since December 31, 2010. Prior thereto, Mr. Solomon served as our Vice President – Business Development and Strategic Planning from December 2007 through December 2010. From June 2006 through December 2007, Mr. Solomon served as our Vice President – Business Development. Mr. Solomon joined the Company in 2001.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our executive compensation programs are designed to attract, reward and retain our executive officers. This Compensation Discussion and Analysis provides a detailed description of the Company’s executive compensation philosophy and programs, the compensation decisions made by the Compensation Committee of the Board (the Compensation Committee) and the issues considered in making such decisions. This Compensation Discussion and Analysis focuses on the compensation of our CEO, CFO, and the next three most highly compensated executive officers (referred to herein as the Named Executive Officers) for the fiscal year ended March 31, 2012 (fiscal year 2012), who were:

Name	Title
Howard Solomon	Chairman of the Board, Chief Executive Officer and President
Elaine Hochberg	Executive Vice President and Chief Commercial Officer
Francis I. Perier, Jr.	Executive Vice President – Finance and Administration and Chief Financial Officer
Marco Taglietti, M.D.	Senior Vice President – Research and Development and President, Forest Research Institute, Inc.
David F. Solomon	Senior Vice President – Corporate Development and Strategic Planning

How Pay Ties to Company Performance:

Our executive compensation program is designed to align executive compensation with the interests of our stockholders through the achievement of the Company’s business objectives and individual executive contributions towards those objectives. The majority of compensation for our Named Executive Officers is variable compensation and is not guaranteed.

Executive Compensation Program Highlights

In fiscal year 2012 we implemented a series of changes to our executive compensation practices to drive performance and promote good corporate governance including (i) appointing three new independent directors elected at the 2011 Annual Meeting to our Compensation Committee; (ii) engaging an independent compensation consultant to assist the Compensation Committee in designing and establishing the Company’s executive compensation programs for the 2012 fiscal year; and (iii) restructuring our compensation programs to further align pay with performance and provide greater transparency with respect to how we implement our pay for performance philosophy. The Compensation Committee continually assesses and updates our compensation practices to ensure alignment with these goals. In addition to the general executive compensation practices that are highlighted below, we have also highlighted certain recent revisions to our compensation program which were implemented by the Compensation Committee with the advice of the Compensation Committee’s independent compensation consultant. We have also highlighted certain practices in which the Company intentionally does not engage because we do not believe that such practices would serve our stockholders’ long-term interests.

What We Do:

✓

Majority of Pay is Performance Based. The majority of the total compensation opportunity for our Named Executive Officers is not guaranteed. It is based upon the achievement of corporate and individual performance objectives designed to enhance stockholder value or to promote continued service with the Company, which we believe is also in the best long-term interests of our stockholders.

✓

Pay for Performance Alignment. The Compensation Committee has further aligned incentive pay with pre-established corporate and individual performance goals, including by adopting an annual incentive plan and granting stock equivalent units that are performance based (also referred to as performance stock units). Pursuant to the annual incentive plan, our officers may be granted target cash awards within a pre-determined range based on their position within the Company which may increase to a maximum of 200% of the target amount based on achievement of pre-established performance goals, fifty percent related to corporate performance, thirty percent related to individual performance, and twenty percent related to subjective personal development goals. Under our performance stock units, executives may earn shares based on the satisfaction of pre-established corporate performance goals. For fiscal year 2012, fifty percent of the CEO’s equity compensation consisted of performance stock units, the vesting of which is dependent upon the achievement of pre-established revenue and total stockholder return performance goals.

✓

Stock Ownership Guidelines. We have stock ownership guidelines for our Directors and certain key executives, including each Named Executive Officer. Our Chairman, Chief Executive Officer and President has a guideline requirement equal to six times his base salary.

✓

Holding Period for Stock Options, Restricted Stock and Performance Stock Units. With certain limited exceptions, our stock ownership guidelines require our key executives to hold all shares obtained upon the exercise of Company stock options or through Company restricted stock grants and performance stock units until such executive achieves the applicable ownership threshold under the stock ownership guidelines.

✓

Minimum Vesting Periods. The Compensation Committee amended the Company’s equity plan to require that all stock options, stock appreciation rights, and restricted stock awards granted to all executive officers have a vesting schedule which exceeds 24 months.

✓

Annual Risk Assessment. In fiscal year 2012, as in previous years, the Compensation Committee concluded that our executive compensation programs do not encourage behaviors that would create risks reasonably likely to have a material adverse effect on the Company.

✓

Clawback Policy. The Compensation Committee may recoup certain incentive- or commission-based payments which were based upon any financial results or operating metrics that were impacted by such executive officer’s knowing or intentional fraudulent or illegal conduct.

✓	Reasonable Change of Control Severance Provisions. We believe we have reasonable post-employment and change of control cash severance provisions that do not exceed three times base salary plus bonus.

✓	Minimal Perquisites. We provide our Named Executive Officers with minimal perquisites.

✓	Independent Compensation Consulting Firm. The Compensation Committee benefits from its utilization of an independent compensation consulting firm that provides no other services to the Company.

What We Don’t Do:

×

No-Hedging Policy. Our Directors and executive officers, including our Named Executive Officers, are prohibited from hedging their ownership of the Company’s stock, including trading in options, puts, calls or other derivative instruments related to Company stock or debt.

×	No Tax Gross-Ups. We do not provide tax gross-ups on perquisites or any severance or change-in-control payments to any of our executive officers.

×

No Repricing of Awards. The Company does not have a history of repricing equity incentive awards, and in May 2012, the Board amended the Company’s 2007 Equity Incentive Plan to expressly prohibit such practices, as well as repurchases of “underwater” stock options or stock appreciation rights.

×	No Above Market Returns. We do not offer preferential or above market returns on deferred compensation.

×	No Underpriced Stock Options. We do not grant stock options with exercise prices that are below the fair market value of the Company’s common stock on the date of grant.

Fiscal Year 2012 Business Highlights

The Company’s 2012 performance included increases in the key financial measures of net sales and revenues; the completion of clinical development for two candidates in the Company’s drug pipeline; the launch of three new products; and business development activities resulting in the acquisition of additional candidates for the Company’s drug pipeline. The Compensation Committee took into consideration the following key developments in fiscal year 2012 in evaluating executive compensation:

•	Net sales increased 4.3% to $4.4 billion in fiscal year 2012 from $4.2 billion in fiscal year 2011;

•	Net revenues increased 3.8% to $4.6 billion in fiscal year 2012 from $4.4 billion in fiscal year 2011;

•

Reported earnings per share (EPS) decreased 0.6% to $3.57 in fiscal year 2012 as compared to EPS of $3.59 fiscal year 2011. Excluding amortization arising from business combinations and acquisitions of product rights, charges related to a settlement with the United States Department of Justice, and certain licensing payments, non-GAAP EPS in fiscal 2012 equaled $3.88 as compared with $4.43 in fiscal 2011. See Appendix C for a reconciliation of non-GAAP EPS to our EPS as reported under GAAP;

•	Launched Teflaro in March 2011 and the Company’s two most recent new primary care products, Daliresp® and Viibryd®, in August 2011;

•

Filed New Drug Applications (NDAs) for aclidinium, a novel long-acting inhaled anticholinergic bronchodilator for the long-term, maintenance treatment of bronchospasm associated with chronic obstructive pulmonary disease (COPD), in June 2011 and linaclotide, a guanylate cyclase type-C (GC-C) receptor, for the treatment of irritable bowel syndrome with constipation (IBS-C) and chronic constipation (CC), in August 2011;

•	Completion of the acquisition of Clinical Data, Inc. on April 13, 2011;

•	Acquired the worldwide rights to azimilide, a novel Class III antiarrhythmic agent, in April 2011;

•	Buyout of Bystolic® royalties from Janssen Pharmaceutica NV in March 2012;

•

Successful completion of studies required to file an NDA for cariprazine, pertaining to the treatment of schizophrenia and acute mania associated with bipolar I disorder, and levomilnacipran, a treatment for major depressive disorder (MDD); and

•

Entered into two accelerated share repurchase transactions with Morgan Stanley & Co. LLC in June and August 2011 totaling $850 million pursuant to which the Company repurchased approximately 21,500,000 shares.

Our Compensation Philosophy and Objectives

Philosophy

Our executive compensation philosophy seeks to align executive compensation with the achievement of the Company’s business objectives and with individual performance towards obtaining those objectives. Consequently, the Company’s compensation program is designed to reward our executives’ respective contributions to the Company’s achievements and is intended to facilitate long-term strategic management and the enhancement of stockholder value. In considering the elements of the compensation program, the Compensation Committee emphasizes pay for performance on both an annual and long-term basis and consideration of marketplace best practices.

Objectives

Our compensation program is designed to achieve the following objectives:

•	Attract and retain highly qualified executives;

•	Motivate individual performance;

•	Align incentives with business objectives;

•	Create incentives that focus executives on, and reward them for, increasing stockholder value;

•

Maintain equitable levels of overall compensation both among executives and as compared to executives with similar positions at companies in the Comparator Group (as defined on Page 36 of this Proxy Statement);

•	Create an ownership culture which instills long-term perspective; and

•	Improve overall Company performance.

Alignment of Fiscal Year-End and Compensation Cycle

In order to provide greater transparency with respect to how we align pay with performance, in December 2011, the Compensation Committee decided to change the Company’s compensation cycle to match the Company’s fiscal year end of March 31 (the Transition). This modification was instituted so that a review of and changes in the executive compensation program may annually be made following the Compensation Committee’s assessment of fiscal year-end performance and achievement of financial goals. The Transition will allow the Compensation Committee to set performance metrics for the annual incentive plan and long-term incentive awards that are in line with the Company’s fiscal year performance goals established by the Board at the start of each year. Prior to this modification, the compensation cycle concluded annually on September 30; accordingly, evaluation of the compensation program generally and adjustments to compensation were made in light of the Compensation Committee’s assessment of corporate and individual performance over the 12-month period ended September 30 and not the same 12-month period as our fiscal year.

To accomplish the Transition, the Compensation Committee established a six-month transition period commencing on October 1, 2011 and ending on March 31, 2012 (the Transition Period). Consistent with past practice, during fiscal year 2012, the Compensation Committee completed its annual review of compensation in December 2011, and as a result, rewarded merit-based increases in base salaries, awarded annual incentive bonuses and granted long-term equity. Following the conclusion of the Transition Period, in May 2012, the

Compensation Committee again completed a review of compensation based upon the six-month Transition Period. Based upon the results of this review, the Compensation Committee awarded merit-based increases in base salaries, annual incentive bonuses and granted long-term equity, as appropriate. In accordance with the new compensation cycle, the next compensation review will occur in May 2013.

Elements of Executive Compensation

The three principal components of compensation for the Company’s Named Executive Officers in fiscal year 2012 were:

•	Base Salary;

•	Annual Incentives; and

•	Long-Term Incentives.

In addition, each Named Executive Officer is also eligible to receive certain benefits which are generally provided to all other eligible employees, and certain minimal perquisites as described below.

Base Salary

General

Base salary provides a fixed element of executive compensation, which is intended to attract and retain key executives and provide an element of security to the executive officers on an ongoing basis. Executive salaries are reviewed on an annual basis as well as at the time of a promotion or other material change in responsibilities. Prior to the Transition, such annual reviews were conducted in December of each year. In connection with the new compensation cycle, annual base salary reviews are expected to occur in the first quarter of the succeeding fiscal year.

Base salaries of the Named Executive Officers are individually determined by the Compensation Committee and are based on:

•	Assessment of the Named Executive Officer’s performance;

•	Level of pay compared to the salaries paid to persons in similar positions by companies in the Comparator Group;

•	Tenure and experience; and

•	Current compensation.

Merit Increases

An increase in base salary is not automatic or guaranteed. In December 2011, merit increases for the Named Executive Officers were approved for some executives. These increases, which took effect January 1, 2012, were awarded based on performance reviews and with a view to establishing base salary compensation around the median of the Comparator Group. In particular, Mr. D. Solomon’s base salary was adjusted upwards to bring it closer to the median of the Comparator Group. The merit increases awarded in December 2011 for the Named Executive Officers were as follows: Mr. H. Solomon’s base salary was not increased, at Mr. Solomon’s request; Ms. Hochberg received a 3.43% increase; Mr. Perier received a 3.78% increase; Dr. Taglietti received a 3.35% increase; and Mr. D. Solomon received a 9.09% increase. These increases were generally in line with merit increases for all the Company’s employees.

In May 2012, the Compensation Committee reviewed performance during the Transition Period in order to establish base salaries which would apply from July 2012 through June 2013. The merit increases awarded in May 2012 for the Named Executive Officers were as follows: Mr. H. Solomon’s base salary was not increased, at Mr. Solomon’s request; Ms. Hochberg, Mr. Perier, Dr. Taglietti and Mr. D. Solomon each received a 1.75% increase. Again, these increases were generally in line with merit increases for all employees.

Promotions or Change of Role:

Base salary may be adjusted to recognize a promotion or change in the individual’s role, however, increases are not guaranteed upon such events. No increases were awarded to any Named Executive Officer in fiscal year 2012 due to promotion or changes in role.

Annual Incentives

General

Annual incentives are intended to motivate executives to achieve key operational goals and to reward executives for their contributions to achieving those goals. The Compensation Committee has historically assessed corporate and individual performance during the year, taking into account achievement of significant strategic accomplishments including product pipeline development and progress of ongoing research and development, changes in the Company’s EPS, financial performance including marketing and sales achievements, intellectual property management, leadership and other individual performance factors including the ability to deliver business results, enhance organizational performance and recruit and develop personnel. The Compensation Committee believes that as executives become more senior at the Company, the percentage of their cash compensation represented by the annual incentive (the at-risk component of cash compensation) should increase since the decisions and performance of senior employees have a more meaningful short-term and long-term impact on Company performance. Accordingly, for fiscal year 2012, the Compensation Committee awarded an annual incentive payment to the CEO that was approximately 75% of his base salary, and annual incentive payments between 55% and 65% of base salary for the Company’s Executive Vice Presidents and Senior Vice Presidents and between 45% and 55% of base salaries for all other officers. In the course of determining the size of such annual incentive awards, the Compensation Committee generally reviews and considers market practice and typically establishes cash compensation at or below the median of the cash compensation paid to executives in similar positions in companies in the Comparator Group.

In order to more closely align variable cash compensation awarded to the Company’s executives with corporate performance, commencing with fiscal year 2013, the Compensation Committee approved the use of an annual incentive plan which bases a predetermined portion of the bonus on achievement of pre-established corporate and individual level performance goals. The annual incentive plan is further described below under the heading “Changes to Annual Incentive Program for Fiscal Year 2013.” In order to implement financial metrics measured on a fiscal year basis under the annual incentive plan, the Company changed its compensation cycle, which historically covered the twelve month period ending September 30, to its fiscal year ending March 31 as described above under “Alignment of Fiscal Year-End and Compensation Cycle”.

Annual Incentive Awards in Fiscal Year 2012

Annual incentives have historically been awarded to the Named Executive Officers in December of each year based upon the Compensation Committee’s assessment of corporate and individual performance over the 12-month period ending September 30. Accordingly, during fiscal year 2012 the Named Executive Officers received the following annual incentive awards in December 2011 based upon performance for the 12-month period from October 1, 2010 to September 30, 2011: Mr. H. Solomon received $1,015,000; Ms. Hochberg received $395,000; Mr. Perier received $360,000; Dr. Taglietti received $320,000; and Mr. D. Solomon received $250,000. In connection with the Transition, the Named Executive Officers received the following six-month incentive bonus in May 2012 for their performance during the Transition Period (i.e., the last six months of fiscal year 2012): Mr. H. Solomon received $506,385; Ms. Hochberg received $204,500; Mr. Perier received $186,810; Dr. Taglietti received $165,500; and Mr. D. Solomon received $136,500.

The incentive payments made in December 2011 and May 2012 (as described above) were awarded to the Named Executive Officers based upon the Compensation Committee’s assessment of corporate achievements disclosed above under “Fiscal Year 2012 Business Highlights” and individual performance factors described above under “Annual Incentives – General.” Annual Incentive Awards will next be granted in May 2013.

Changes to Annual Incentive Program for Fiscal Year 2013

In May 2012, the Board adopted the Forest Laboratories, Inc. Annual Incentive Compensation Plan (the Incentive Plan). In accordance with the terms of the Incentive Plan, starting in fiscal year 2013, target performance and payouts have been established for each Named Executive Officer and the actual payout under the Incentive Plan has been based upon the Compensation Committee’s assessment of (i) multiple pre-determined financial and corporate growth objectives and (ii) personal performance objectives, which may include individual contributions to corporate objectives and subjective performance measures. The corporate business performance objectives and personal performance objectives will be determined by the Compensation Committee annually at the beginning of the performance period. The annual incentive plan permits the Compensation Committee to select appropriate metrics each year from metrics similar to those considered by the Compensation Committee in years prior to adoption of the Incentive Plan, including achievement of significant strategic accomplishments, including product pipeline development and progress of ongoing research and development, changes in the Company’s EPS, financial performance including marketing and sales achievements, intellectual property management, and other individual performance factors including the ability to deliver business results, enhance organizational performance, and recruit and develop personnel. The Compensation Committee established target awards for the Named Executive Officers for fiscal year 2013 in a range between 60% and 75% of base salary, depending on the executive’s position. Pursuant to the Incentive Plan, actual awards may increase or decrease within a payout range of 0% to 200% of the target award depending upon the Company’s and the executive’s achievement of the specific performance objectives.

Long-Term Incentives

General; The Equity Plan

We believe that most of a Named Executive Officer’s compensation should come from long-term incentive components that are tied to an increase in the Company’s market value or other pre-determined performance measures. These awards are intended to reward performance over a multi-year period, align the interests of executives with those of stockholders, instill an ownership culture, enhance the personal stake of executive officers in the growth and success of the Company and provide an incentive for continued service at the Company. Long-term incentive awards are made under our stockholder-approved 2007 Equity Incentive Plan, as amended to date (the Equity Plan). Equity awards have historically been granted each year at the regularly scheduled Board meeting in December. As a result of the Transition, equity awards will be granted annually following the conclusion of each fiscal year at the Board’s regularly scheduled May meeting commencing with the fiscal year ended March 31, 2012 with respect to the Transition Period and commencing with the fiscal year ended March 31, 2013 with respect to each full fiscal year.

Pursuant to the Equity Plan, employees, including the Named Executive Officers, may be granted stock options to purchase shares of common stock, stock awards, stock appreciation rights and stock equivalent units (together, the Awards). The exercise price of all options, including incentive stock options as defined by Section 422 of the Internal Revenue Code of 1986, as amended (the Code), is the fair market value of the shares on the grant date. All of our employees, our subsidiaries’ employees and our non-employee directors are eligible to receive Awards under the Equity Plan.

Long-Term Incentive Vehicles Awarded in Fiscal Year 2012

Mix of Long-Term Awards

We grant our executives, including our Named Executive Officers, a package of long-term incentive awards that is designed to incentivize, reward and retain them. The Compensation Committee, with the advice of its independent compensation consultant, established each executive’s long-term incentive target award opportunity as a multiple of such executive’s base salary, with that multiple generally being approximately six times base salary for the CEO, three to three and one-half times base salary for the Company’s Senior Vice Presidents and Executive Vice Presidents, and one to two times base salary for the Company’s Vice Presidents. For each Named Executive Officer other than the CEO, the Compensation Committee in December 2011 granted a mix of long term awards which allocated approximately equal amounts (based on value) to stock equivalent units that are performance based (performance stock units or PSUs), Stock Options and Time-based Restricted Stock Awards. In light of his more direct responsibility for the Company’s performance, the Compensation Committee determined that a larger portion of the CEO’s equity award should be in the form of PSUs and allocated approximately 50% (based on value) of his equity awards to PSUs with the remaining 50% allocated approximately equally to each category of Stock Options and Time-based Restricted Stock Awards. Prior to December 2011, the mix of long-term equity did not include PSUs; however, in an effort to more closely align incentive pay with corporate performance goals, the Compensation Committee awarded PSUs to key executives, including the Named Executive Officers.

•

Performance Stock Units. PSUs granted in December 2011 will vest, if at all, at the end of the performance period based upon the level of achievement of two equally weighted performance metrics, one related to total shareholder return (TSR) and one related to revenues of certain pipeline products (Revenues). The performance period is 36 months for the Revenue measure and 39 months for the TSR measure. The PSUs are paid out in shares of the Company’s common stock at a one-to-one ratio in accordance with the terms of the individual award agreement. The terms of the PSUs, including the metrics underlying the PSU are further described below.

•

Stock Options. Non-qualified stock options granted in December 2011 vest in four equal annual installments beginning on the first anniversary of the date of grant. These stock options have an exercise price of $29.995 (the average of the high and low prices of the Company’s common stock on December 5, 2011).

•

Time-based Restricted Stock Awards. Time-based restricted stock awards granted in December 2011 vest in three annual installments with 33%, 33% and 34% vesting on the first, second and third anniversary of the date of grant, respectively.

The Company’s long-term equity awards are subject to a grantee’s continued employment, but contain exceptions in certain cases in the event of the grantee’s death, disability, or retirement or the occurrence of a change of control. The value of the PSUs, Stock Options and Restricted Stock Awards granted to each Named Executive Officer (NEO) during fiscal year 2012 is reported in the Summary Compensation Table on Page 41 of this Proxy Statement and the specific number of shares awarded with respect to each type of equity award is set forth in the Grants of Plan-Based Awards Table on Page 42 of this Proxy Statement.

Performance Metrics for Performance Stock Units

The PSUs granted in December 2011 vest, if at all, based upon the level of achievement of two performance metrics:

•

The Revenues metric is based on the comparison of the Company’s total revenues from its cumulative sales of Bystolic, Daliresp®, Savella®, Teflaro® and Viibryd® for the period between April 1, 2012 and March 31, 2015 to the total projected Revenues for the same period as included in the budget prepared by the Company and approved by the Board at its May 2012 meeting; and

•

The TSR metric is based on the change in the total stockholder return (TSR) of the Company during the period between January 1, 2012 and March 31, 2015 relative to the change in the TSR of the other companies in the NYSE Arca Pharmaceutical Index. To minimize the effect of a single day’s stock price volatility on the TSR calculations, stock prices are calculated using the 20-day volume weighted average closing stock prices prior to and including the beginning and end of the performance period.

The Compensation Committee believes that both Revenues and TSR are appropriate performance metrics that properly incentivize the Company’s executive officers to achieve the Company’s long-term financial and strategic goals while simultaneously aligning their interests with the long-term interests of the Company’s stockholders. In particular, the Compensation Committee selected Revenues as a performance metric because they tie a portion of the compensation opportunity for the Company’s executives to a factor that is largely within their control – i.e., the ability to execute the Company’s strategic plan in order to generate projected Revenues – and TSR because it focuses the Company’s executives on improving the Company’s stock price. In addition, the products chosen by Compensation Committee as the basis for the Revenue performance metric were selected because they represent the five most recent products that the Company commercially launched in the United States. While the Compensation Committee determines an executive’s total compensation opportunity by assuming that he or she will earn 100% of the PSUs initially awarded in the compensation cycle (the Target Award), the number of PSUs that will actually be earned could be between 0% and 150% of the Target Award depending on the level of achievement of both performance metrics. The percentage of the Target Award that is earned is determined by calculating the percentage of achievement for each metric and averaging the two percentages. The following table shows the percentage of achievement that is earned with respect to each metric based on the performance level achieved:

	Revenues Metric				TSR Metric
	Performance Level	Percentage of Achievement			Performance Level	Percentage of Achievement
1	< 70%	0%			< 25%	0%
2 (“Threshold”)	70%	50	%*	(“Threshold”)	25%	50	%*
3	80%	60	%*
4	90%	80	%*
5 (“Target”)	100%	100	%*	(“Target”)	50%	100	%*
6	110%	120	%*
7 (“Maximum”)	≥ 120%	150	%*	(“Maximum”)	≥ 75%	150	%*

*	For performance falling between two performance levels, the Percentage of Achievement will be interpolated to reflect the actual performance level

With respect to the Revenues metric, we are not disclosing total projected Revenues over the performance period because we believe such disclosure would cause us competitive harm in that it would reveal confidential future business plans and objectives. In particular, we set our Revenue targets based on our confidential 5-year business plan and budget that is developed in the ordinary course of our fiscal planning process and approved by the Board on an annual basis. Because our revenue projections are based on our internal forecasts and confidential information about our business and developed primarily as a tool to facilitate strategic planning, disclosure of this target would cause us significant competitive harm. For example, in a highly competitive industry such as pharmaceuticals, a competitor’s knowledge of our strategic business plans could provide information about our plans for investment in the specified products that could be used to implement competitive research and marketing strategies that may force us to invest significantly higher levels of research and marketing resources. Moreover, such disclosure could adversely affect the Company’s negotiating leverage with its distributors and suppliers since such agreements frequently involve negotiation of minimum volumes and tiered pricing schemes which are based on projected volumes. Based on our historical experience in achieving projected product line revenues, we believe that it will be difficult but achievable to meet or exceed the Revenues Target.

Long-Term Incentive Vehicles Awarded in Fiscal Year 2013

In connection with the Transition, in May of 2012 the Compensation Committee approved grants to the Named Executive Officers of PSUs, Stock Options and Restricted Stock Awards during fiscal year 2013 as set forth in Table 3 below:

Name	Grant	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)
		Threshold (#)	Target (#)	Maximum (#)
Howard Solomon	5/7/2012	21,606	43,212	64,818
	5/7/2012				21,606
	5/7/2012					71,676	34.035
Elaine Hochberg	5/7/2012	5,500	11,000	16,500
	5/7/2012				11,000
	5/7/2012					36,300	34.035
Francis I. Perier, Jr.	5/7/2012	5,118	10,236	15,354
	5/7/2012				10,236
	5/7/2012					33,956	34.035
Marco Taglietti, M.D.	5/7/2012	4,300	8,600	12,900
	5/7/2012				8,600
	5/7/2012					28,500	34.035
David F. Solomon	5/7/2012	4,400	8,800	13,200
	5/7/2012				8,800
	5/7/2012					29,300	34.035

(1)        The amounts in this column represent shares of our Common Stock underlying performance-based restricted stock units (PSUs) granted under our 2007 Equity Incentive Plan. These awards vest based on the achievement of certain corporate objectives, specifically revenue and TSR performance, which were approved by the Compensation Committee. The Threshold amounts assume achievement of 70% of the Revenue target and performance in the top 75% of the TSR range, although with respect to each metric, the actual range of the award potential is between 0% and 150%. The Target amounts assume achievement of 100% of the Revenue target and performance in the top 50% of the TSR range. The Maximum amounts assume achievement of 120% of the Revenue target and performance in the top 25% of the TSR range.

(2)         The stock award is subject to a risk of forfeiture which lapses as to 33% of the shares covered by the award on May 15, 2013, 33% of the shares on May 15, 2014 and 34% of the shares on May 15, 2015.

(3)         The stock option has a term of ten years and becomes exercisable as to 25% of the shares covered by the option on each of the first four anniversaries of the grant date.

The terms of the PSUs granted in May 2012 are identical to those granted in December 2011, except that the performance period for the TSR grant is the three year period commencing on April 1, 2012. For each Named Executive Officer other than the CEO, the fiscal year 2013 equity grant was allocated in approximately equal amounts (based on value) of PSUs, Stock Options and Time-based Restricted Stock Awards. In light of his more direct responsibility for the Company’s performance, the Compensation Committee again determined that a larger portion of the CEO’s equity award should be in the form of PSUs and allocated approximately 50% (based on value) of his equity awards to PSUs with the remaining 50% allocated approximately equally to each category of Stock Options and Time-based Restricted Stock Awards. The next annual grant of equity awards to Named Executive Officers will occur after the end of the new compensation cycle in May of 2013.

Additional Compensation Elements

Benefits

The Named Executive Officers are also eligible to participate in the same retirement plans and health and welfare benefit plans made available to the other benefits-eligible employees of the Company, including, for example, the Company’s defined contribution plan, medical, dental, vision, life insurance and disability coverage.

Perquisites

The Company provides certain executive officers, including the Named Executive Officers, with certain perquisites that the Compensation Committee believes are reasonable and consistent with the Company’s overall compensation program. We believe that the indirect benefit that the Company receives from providing these perquisites outweighs the cost of providing them. The specific cost of perquisites paid by the Company for each Named Executive Officer in fiscal year 2012 is set forth in the “Summary Compensation Table” on Page 41 of this Proxy Statement under the heading “All Other Compensation” and is described further in footnote 4 to the table. The Committee does not believe that the perquisites provided to executive officers form a material part of their compensation. The Company does not provide loans to executive officers.

Retiree Medical Benefits

On December 1, 1989, the Board authorized the grant of certain lifetime medical benefits to certain senior executive officers and their spouses upon the completion of ten years of service by such officers. The benefit was subsequently discontinued and the only Named Executive Officer currently employed by the Company eligible for such benefit is Mr. Howard Solomon. This benefit is further described under the heading “Benefits Continuation Agreements” on Page 47 of this Proxy Statement.

Deferred Compensation Plans

The Company maintains a nonqualified Deferred Compensation Plan for the benefit of certain highly compensated employees, including its Named Executive Officers. Such plans are common within the Company’s competitive peer group. Under this plan, full-time salaried employees who have an annual base salary of at least $150,000 may defer up to 50% of their annual base salary and up to 100% of their annual bonus. Deferred amounts may be invested among several investment programs at the participant’s option. Deferred amounts are not subject to federal or state income tax until a participant withdraws amounts from the plan. The Company does not match any of these funds. Further information on the deferred compensation payable to its Named Executive Officers can be found under the heading “Nonqualified Deferred Compensation” on Page 45 of this Proxy Statement.

Contracts and Agreements

Letter Agreements

The Company entered into letter agreements with Mr. Perier and Dr. Taglietti in connection with their employment with the Company. Pursuant to these letter agreements, Mr. Perier and Dr. Taglietti are entitled to guaranteed severance payments for a one year period following a termination of employment, a bonus for the year in which the termination of employment occurs equal to the greater of the last bonus received from the Company or 40% of salary target in the case of Mr. Perier and 30% of salary target in the case of Mr. Taglietti, and continued medical and dental health care coverage for such officer and any eligible family members until the earlier of the expiration of the one year period or the date such officer obtains alternate coverage. The guaranty is triggered if the executive is terminated by the Company without Cause or resigns for Good Reason (each as defined in the relevant letter agreement). A more detailed description of such severance arrangements (including the amounts payable thereunder) can be found under the heading “Post-Termination Benefits and Change in Control Payments” on Page 46 of this Proxy Statement.

Change of Control Employment Agreements

The Company is party to change-in-control employment agreements with certain key executives, including each of the Named Executive Officers, which provide for severance (i) upon a termination due to death or disability or a termination without Cause or for Good Reason or Adequate Reason, in each case during the three year period following a Change of Control (as such terms is defined in the applicable agreement) or (ii) in connection with a termination of the agreement within 90 days following a Change of Control. Each individual covered by such an agreement has made a significant contribution to the Company and has knowledge and understanding of the Company and its operations and these arrangements are provided to maintain continuity of such expertise and leadership during potentially disruptive negotiations relating to potential mergers, acquisitions or other business combinations. They also serve to protect the stockholders’ interest in maintaining executive leadership so that goals and objectives in the best interest of stockholders are pursued. A more detailed description of such severance arrangements (including the amounts payable thereunder) can be found under the heading “Post-Termination Benefits and Change in Control Payments” on Page 46 of this Proxy Statement.

How We Make Compensation Decisions

The Role of Our Compensation Committee

The Compensation Committee is responsible for establishing the Company’s compensation strategy and overall program of executive compensation and for administering and monitoring compliance with the compensation program. The Compensation Committee seeks to ensure that the total compensation paid to our Named Executive Officers is fair, reasonable and competitive. For fiscal years 2012 and 2013, the Compensation Committee also engaged an independent compensation consultant as described below under the heading “The Role of the Compensation Committee’s Independent Compensation Consultant”.

The Compensation Committee reviews the performance of and establishes compensation for the CEO and CFO. With respect to senior executives of the Company other than the CEO and CFO, including the other Named Executive Officers, the Compensation Committee reviews and assesses management’s evaluation of such executives’ performance and makes recommendations to the Board regarding their compensation.

The Role of Our Management

As part of the annual compensation approval process and this year in connection with the Transition Period, the Compensation Committee considers the advice of the CEO and CFO with respect to the compensation of all Named Executive Officers other than the CEO and CFO. In addition, management of the Company provided to the Compensation Committee management’s recommendations on the proposed compensation, including annual cash incentive compensation, for the executive officers other than the CEO and CFO. The CEO and CFO assisted the Compensation Committee and its independent compensation consultant in determining the Company’s Comparator Group (as described on Page 36 of this Proxy Statement). Other members of management provided support to the Compensation Committee as needed. Based upon a review of performance and historical compensation, recommendations and information from members of management, and discussions with its independent compensation consultant, the Compensation Committee determined and recommended for Board approval compensation for the Named Executive Officers other than the CEO and CFO.

Our management was also involved in developing proposals regarding program design and administration for the Compensation Committee’s review and approval. Management was responsible for responding to any Compensation Committee requests for information, analysis, or perspective as it related to topics that arose during the course of the year. Lastly, management carries out certain responsibilities relating to administration of the compensation program.

The Role of the Compensation Committee’s Independent Compensation Consultant

In the fall of 2011, the Compensation Committee engaged an independent compensation consultant, Steven Hall & Partners, LLP (SH&P). SH&P conducted a thorough review of the Company’s executive compensation plans, policies and practices, as well as, market trends and current and pending legislation and evolving policies and procedures adopted by proxy advisory services firms. As part of the review, SH&P reviewed current and historical practices of the Company and conducted interviews with members of the Board and management. The SH&P report to the Committee recommended the adoption of a comparator group to be used for benchmarking of compensation and practices and specific recommendations based on the Company’s long term objectives to create a stronger alignment with the interests of stockholders and in line with current “best practices”. The Compensation Committee has also retained SH&P as its advisor for fiscal 2013.

Non-Binding Advisory Say on Pay Proposal and Recent Changes in Compensation Practices

In August 2011, our stockholders approved a non-binding advisory say-on-pay proposal at our 2011 Annual Meeting with over 73% of the votes cast voting in favor of that proposal. The Compensation Committee reviewed the results of the stockholder vote and took the percentage of votes in favor of the proposal as an overall indication that our stockholders support our pay-for-performance approach.

With a view to continuing to improve stockholder satisfaction with the Company’s compensation program, the Compensation Committee adopted several new policies since the 2011 Annual Meeting intended to further align the Company’s compensation program with its objective of incentivizing employee performance while preserving good corporate governance. For fiscal year 2012 and 2013, the Compensation Committee began using more annual incentive awards which are in part earned based on pre-established performance metrics and which are intended to more closely align incentive pay with general corporate performance goals (see description of the PSUs implemented in fiscal year 2012 on Pages 31—33 of this Proxy Statement and the description of the Incentive Plan implemented in fiscal year 2013 on page 30 of this Proxy). In addition, in 2012, the Compensation Committee adopted (i) executive and director stock ownership guidelines, (ii) a minimum holding period for shares of common stock acquired upon the exercise of Company stock options or through Company restricted stock grants, (iii) an anti-hedging policy, and (iv) amendments to the Equity Plan to require that all stock options, stock appreciation rights, and restricted stock awards granted to all executive officers have a vesting schedule which exceeds 24 months.

The Compensation Committee will continue to monitor our current compensation structure and consider future advisory say-on-pay votes to ensure that there is continued support for our pay programs among our stockholders.

Competitive Marketplace Assessment

As part of our executive compensation program, we periodically review executive compensation data from similar companies in order to ensure that our practices are fair and reasonable. At the Compensation Committee’s request, the independent compensation consultant analyzed data from a broad range of publicly traded companies in providing assistance to the Compensation Committee. From this group, the Compensation Consultant recommended, and based on such recommendation the Compensation Committee established, a peer group consisting of eleven publicly traded pharmaceutical health companies (the Comparator Group). The Comparator Group was selected based on industry focus, revenue size and includes companies with which we compete for talent. In addition, we considered an analysis of market capitalization and similarity of broad-based product and service offerings. The Comparator Group consists of:

Allergan, Inc	Hospira, Inc.

Biogen Idec Inc.	Mylan Inc

Celgene Corporation	Perrigo Company

Cephalon Inc.	Warner Chilcott PLC

Endo Pharmaceuticals Holdings Inc.	Watson Pharmaceuticals, Inc.

Gilead Sciences, Inc.

The independent compensation consultant also prepared a market study which benchmarked elements of compensation including base salaries, total cash compensation and total compensation for officers in comparable positions. The study included data derived from a number of sources, including the proxy statements of companies within the Comparator Group and two surveys published by Towers Watson. In developing compensation levels for the Company’s officers, the Compensation Committee used such data as a point of reference, and made adjustments based on differences in the scope of responsibilities of the Company’s executive as compared to their counterparts within the Comparator Group. The Compensation Committee further adjusted compensation levels based on the executive’s tenure, performance during the compensation period and the relative strategic importance of such executive’s position within the Company.

Risk Conside rations

The Compensation Committee has reviewed the Company’s compensation policies and practices and analyzed the potential business risks inherent in such policies and practices. The Compensation Committee believes that the Company’s executive compensation policies and practices do not encourage our management, including our Named Executive Officers, to take unnecessary business risks that are reasonably likely to have a material adverse effect on the Company. Specifically, the Company’s historical practice of providing the majority of management compensation in the form of long-term equity awards, and its recent additions to its compensation programs, including the issuance of PSUs which use multiple performance metrics and have a minimum three year performance period and the requirement that all awards granted to executive officers under the Equity Plan have a vesting schedule which exceeds 24 months align the interests of our management with the long-term interests of the Company’s stockholders and protect against inappropriate risk taking. In addition to the foregoing, during the past year, the Company amended its Corporate Governance Guidelines to implement stock ownership guidelines, a holding period requirement with respect to shares acquired by executive officers from option exercises and restricted stock grants, and an anti-hedging policy with a view to further aligning the interests of management with those of our stockholders thereby mitigating the taking of unnecessary risks.

Clawback Policy

The Company maintains a “clawback” policy, which is set forth in our Corporate Governance Guidelines. The policy provides that, in addition to any other remedies that may be available to the Company, the Company may recover (in whole or in part) any bonus, incentive payment, commission, equity award or other compensation received by an executive officer of the Company that is or was based on any financial results or operating metrics that were impacted by such executive officer’s knowing or intentional fraudulent or illegal conduct.

Stock Ownership Guidelines

Our Corporate Governance Guidelines include stock ownership guidelines applicable to our non-employee Directors and our executive officers, including the Named Executive Officers. These guidelines are intended to align the long-term interests of our non-employee Directors and executives with the interests of stockholders and promote an ownership culture and long-term perspective.

Role	Value of Common Stock to be Owned
Chairman of the Board, Chief Executive Officer and President	Six times base salary
Executive Vice President	Three times base salary
Other senior executives	One times base salary
Non-employee directors	Three times annual retainer fee

Each executive and non-employee Director is required to meet his or her target stock ownership threshold on or before December 31 of the year which includes the fifth anniversary or seventh anniversary, respectively, of the date he or she became subject to the guidelines. All Named Executive Officers owned shares of Company stock exceeding their respective target stock ownership thresholds.

Holding Period for Stock Options, Restricted Stock and Performance Stock Units

To further promote a culture of ownership and long-term investment, the Board has adopted a policy requiring that shares obtained by executives, including the Named Executive Officers, upon the exercise of Company stock options or through Company restricted stock grants and performance stock units be held until such executive achieves the applicable ownership threshold under the stock ownership guidelines, subject to exceptions for shares required to be sold in order to exercise the option or pay the taxes accruing as a result of the exercise of the option or the vesting of the restricted stock award or performance stock unit and in connection with corporate transactions that are generally available to stockholders.

No Hedging Policy

To further align our Directors’ and executive officers’ interests with the interests of the Company’s stockholders, the Board has adopted a policy applicable to all Directors and executive officers, including the Named Executive Officers, which prohibits transactions designed to limit or eliminate economic risks to our Directors or executive officers from owning the Company’s stock, such as transactions involving any form of margin arrangement, short sales or dealing in puts and calls or other derivative instruments related to Company stock or debt.

Tax and Accounting Implication of Compensation

Section 162(m) of the Code generally limits the deductibility of compensation (other than qualified performance-based compensation) in excess of $1,000,000 paid in a taxable year to a company’s chief executive officer and the four other most highly compensated executive officers. The Company considers the impact of this deductibility limitation on its compensation program, but recognizes that there may be cases in which authorized compensation exceeds the limits contemplated in Section 162(m) of the Code.

Current accounting rules, including Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718), “Compensation-Stock Compensation”, require the Company to record as an expense the estimated fair market value of stock option grants and stock awards, which reduces the Company’s reported profits. The Committee considers this expense when determining the types and values of equity awards to be granted to employees, including the Named Executive Officers.

REPORT OF THE COMPENSATION COMMITTEE(1)

With respect to the fiscal year ended March 31, 2012, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis, set forth in this proxy statement, as required by Item 402(b) of Regulation S-K; and

2. Based on the review and discussions referred to in paragraph 1 above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A filed with the SEC.

FOREST LABORATORIES, INC.

COMPENSATION COMMITTEE

Dan L. Goldwasser (Chairman)

Christopher J. Coughlin,

Gerald M. Lieberman, and

Brenton L. Saunders.

(1)	Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the Report on Executive Compensation by the Compensation Committee shall not be deemed incorporated by reference in any such filings.

TABULAR COMPENSATION DISCLOSURE

The following tables summarize our Named Executive Officer and non-employee director compensation as follows:

1.	Summary Compensation Table. The Summary Compensation Table on Page 41 and related discussion summarize the compensation earned by or paid to our Named Executive Officers for the fiscal years ended March 31, 2012, 2011 and 2010, including salary earned, the aggregate grant date fair value of performance stock units, stock awards and option awards granted to our Named Executive Officers, and all other compensation paid to our Named Executive Officers, including perquisites.

2.	Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table on Page 42 and related discussion summarize all grants of plan-based awards made to our Named Executive Officers for the fiscal year ended March 31, 2012.

3.	Outstanding Equity Awards at Fiscal Year-End Table. The Outstanding Equity Awards at Fiscal Year-End Table on Page 44 and related discussion summarize the unvested performance stock units, stock awards and all stock options held by our Named Executive Officers as of March 31, 2012. Please note that our Named Executive Officers’ ownership of vested shares of stock is set forth under “Security Ownership of Principal Stockholders and Management” on Page 8 in this Proxy Statement.

4.	Option Exercises and Stock Vested Table. The Option Exercises and Stock Vested Table on Page 45 and related discussion summarize our Named Executive Officers’ option exercises and stock award vesting during the fiscal year ended March 31, 2012.

5.	Non-qualified Deferred Compensation Table. The Nonqualified Deferred Compensation Table on Page 45 and related discussion summarize the contributions to and account balances under our Deferred Compensation Plan during the fiscal year ended March 31, 2012.

6.	Potential Payments Upon Termination Table. The Potential Payments Upon Termination Table on Page 46 and related discussion summarize payments and benefits that would be made to certain of our Named Executive Officers in the event of certain employment terminations.

7.	Potential Payments Upon a Change in Control Table. The Potential Payments Upon a Change in Control Table on Page 48 and related discussion summarize payments and benefits that would be made to our Named Executive Officers in the event of a change in control.

8.	Director Compensation Table. The Director Compensation Table on Page 48 and related discussion summarize the compensation paid to our non-employee directors during the fiscal year ended March 31, 2012, including cash compensation and the aggregate grant date fair value of stock awards and option awards granted to our non-employee directors.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation for each of our Named Executive Officers for each of the fiscal years ended March 31, 2012, 2011 and 2010 during which such person qualified as a Named Executive Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	All Other Compensation ($)		Total ($) (3)
Howard Solomon,	2012	1,350,000	1,013,885	4,523,246	1,515,050	131,486	(4)	8,533,667
Chairman, CEO and President	2011	1,312,500	1,037,500	4,020,625	2,112,000	358,688		8,841,313
	2010	1,277,500	980,000	3,908,125	2,077,138	104,473		8,347,236

Elaine Hochberg,	2012	682,587	402,000	1,430,762	783,580	45,449	(4)	3,344,378
Executive Vice President and	2011	650,321	385,000	1,769,075	1,056,000	46,432		3,906,828
Chief Commercial Officer	2010	622,939	350,000	1,719,575	890,202	41,571		3,624,287

Francis I. Perier, Jr.,	2012	632,243	366,810	1,343,776	723,750	48,252	(4)	3,114,831
Executive Vice President Finance	2011	603,956	344,000	1,608,250	1,056,000	48,885		3,661,091
and Administration and CFO	2010	579,250	314,000	1,406,925	681,048	44,152		3,025,375

Marco Taglietti, M.D.,	2012	578,091	325,500	1,145,809	599,265	33,643	(4)	2,682,308
Senior Vice President –	2011	550,872	310,000	1,447,425	637,800	34,123		2,980,220
Research and Development and	2010	527,725	285,000	1,250,600	454,032	30,178		2,547,535
President of Forest Research
Institute

David F. Solomon,	2012	450,000	261,500	1,145,809	552,945	25,255	(4)	2,435,509
Senior Vice President – Corporate Development and	2011	396,875	230,000	1,447,425	584,650	22,359		2,681,309
Strategic Planning (5)

(1)	In December 2011, the Compensation Committee decided to align the Company’s compensation cycle, which historically covered the twelve month period ending September 30, with the Company’s fiscal year end of March 31. The amounts set forth in the “Bonus” column for fiscal year 2012 represent the cash incentives issued as a bonus for the fiscal year ended March 31, 2012. To facilitate comparisons among the three fiscal years, the cash incentive awards set forth in the “Bonus” column for each of fiscal years 2011 and 2010 have been restated to reflect the cash incentives earned as bonuses with respect to each fiscal year as opposed to the amount earned with respect to the twelve-month period ended September 30.
(2)	Represents the aggregate grant date fair values of awards for the fiscal years ended March 31, 2012, 2011 and 2010 computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in calculating the amounts for fiscal years 2012, 2011 and 2010, see Note 1 to our Consolidated Financial Statements included in our Annual Reports on Form 10-K for the fiscal years ended March 31, 2012, 2011 and 2010, respectively. For fiscal year 2012, the “Stock Awards” column reflects the grant date fair value for both grants of Restricted Stock and performance stock units (the PSUs) granted to the NEOs during that period. The value of PSUs has been determined based on an assumed vesting of 100% of the target PSUs awarded, which is the performance threshold the Company believed as of the grant date was most likely to be achieved under the grants. The following is the maximum grant date fair value of these awards for each of the following NEOs if, due to the Company’s performance during the applicable performance cycle, the PSUs vested at their maximum level: Howard Solomon: $4,310,282, Elaine Hochberg: $1,073,071, Francis I. Perier $1,007,832, Marco Taglietti $859,357 and David F. Solomon $859,357. Please see the “Grants of Plan-Based Awards” table on Page 42 of this Proxy Statement for more information regarding equity awards granted in fiscal year 2012.

(3)	There are no above-market or preferential earnings on deferred compensation. Consequently, the Summary Compensation Table does not include earnings on deferred amounts. In addition, none of the Named Executive Officers is eligible for pension benefits because Forest does not have a defined benefit retirement program.
(4)	This amount includes the cost of group term life insurance and compensation credited to the Named Executive Officers pursuant to our Savings and Profit Sharing Plan, each of which benefit is available on the same terms to all non-bargaining unit employees of the Company and its domestic subsidiaries. These employees become participants in the plan if they are employed for at least six months prior to the plan year-end. The Company makes contributions to the plan at the Board’s discretion. However, for fiscal year 2012, the contribution base may not exceed 25% of the individual plan participant’s gross salary (up to a maximum salary of $245,000), including allocated forfeitures for the plan year. Plan participants vest over a period of one to five years of credited service. The amount disclosed also includes the costs of all perquisites provided to the Named Executive Officers, including with respect Mr. David F. Solomon and Dr. Taglietti, amounts that did not exceed $10,000. The amount of such perquisites represent the cost associated with company cars (including insurance), company provided lunches and membership dues. With respect to Mr. Howard Solomon this amount also includes $89,500 of medical expenses paid on behalf of Mr. Solomon under a supplemental medical plan.
(5)	Compensation for Mr. David F. Solomon is only shown for fiscal years commencing with fiscal year 2011, the year in which Mr. Solomon became a Named Executive Officer.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain additional information regarding grants of plan-based awards to our Named Executive Officers during the fiscal year ended March 31, 2012:

Name	Grant(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold (#)	Target (#)	Maximum (#)
Howard Solomon	12/05/11	47,900	95,800	143,700				2,873,521
	12/05/11				55,000			1,649,725
	12/05/11					157,000	29.995	1,515,050
Elaine Hochberg	12/05/11	11,925	23,850	35,775				715,381
	12/05/11				23,850			715,381
	12/05/11					81,200	29.995	783,580
Francis I. Perier, Jr.	12/05/11	11,200	22,400	33,600				671,888
	12/05/11				22,400			671,888
	12/05/11					75,000	29.995	723,750
Marco Taglietti, M.D.	12/05/11	9,550	19,100	28,650				572,905
	12/05/11				19,100			572,905
	12/05/11					62,100	29.995	599,265
David F. Solomon	12/05/11	9,550	19,100	28,650				572,905
	12/05/11				19,100			572,905
	12/05/11					57,300	29.995	552,945

(1)	Grants reported in this table were awarded in respect of services performed during the 12-month period ended September 30, 2011 and will vest over time or based on performance, as further described in footnotes 2-4 below.
(2)	The amounts in this column represent shares of our Common Stock underlying performance-based restricted stock units (PSUs) granted under our 2007 Equity Incentive Plan. These awards vest based on the achievement of certain corporate objectives, specifically revenue and TSR performance, which were approved by the Compensation Committee and which are further described in the “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentives”. The Threshold amounts assume achievement of 70% of the Revenue target and performance in the top 75% of the TSR range, although with respect to each metric, the actual range of the award potential is between 0% and 150%. The Target amounts assume achievement of 100% of the Revenue target and performance in the top 50% of the TSR range. The Maximum amounts assume achievement in of 120% of the Revenue target and performance in the top 25% of the TSR range.

(3)	The stock award is subject to a risk of forfeiture which lapses as to 33% of the shares covered by the award on the first anniversary of the grant date, 33% of the shares on the second anniversary of the grant date and 34% of the shares on the third anniversary of the grant date.
(4)	The stock option has a term of ten years and becomes exercisable as to 25% of the shares covered by the option on each of the first four anniversaries of the grant date.
(5)	Represents the aggregate grant date fair value of awards computed in accordance with FASB ASC 718 and does not reflect whether the recipient has actually realized a financial benefit from the awards. For additional information regarding the valuation methodology used by the Company, see Note 1 to our 2012 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2012. The value of PSUs has been determined based on the vesting of 100% of the target PSUs awarded, which is the performance threshold the Company believed as of the grant date was most likely to be achieved under the grants.

Narrative Addendum to the Summary Compensation Table and Grants of Plan-Based Awards

Equity Plans

The only long-term incentive compensation plan pursuant to which we presently grant equity awards is our 2007 Equity Incentive Plan (the Equity Plan). Pursuant to the Equity Plan, employees, including the Named Executive Officers, may be granted options to purchase shares of common stock, stock awards, stock appreciation rights and stock equivalent units (the Awards). The exercise price of all options, including Incentive Stock Options (ISOs) as defined by Section 422 of the Internal Revenue Code of 1986 (the Code), is the fair market value of the shares on the grant date. In fiscal 2012, we granted only performance based stock equivalent units (referred to as performance stock units or PSUs), restricted stock awards and stock options. All of our employees, our subsidiaries’ employees and our non-employee directors are eligible to receive Awards under the Equity Plan. The Equity Plan provides that a Committee composed of no fewer than three (3) members of the Board, each of whom meets the definition of “outside director” under the provisions of Section 162(m) of the Code and the definition of “non-employee director” under the provisions of the Exchange Act or rules and regulations promulgated thereunder, shall administer the Equity Plan and determine which employees are granted Awards and the number of shares subject to each Award. A full description of the terms of the equity awards granted to our Named Executive Officers is described in the “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentives”. Under the Equity Plan, the non-employee directors are eligible for automatic grants of stock awards and stock options as further described in the narrative following the Director Compensation table on Page 48 of this Proxy Statement under the heading “Director Compensation.”

We have historically granted options to our employees and directors under our 1998 Stock Option Plan, our 2000 Stock Option Plan and our 2004 Stock Option Plan (the Prior Option Plans). Following the adoption of the Equity Plan, we ceased issuing options under the Prior Option Plans, however all options previously issued under the Prior Option Plans which remain outstanding continue to be governed by the terms of such Prior Option Plans.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding each unexercised option and unvested stock award held by each of our Named Executive Officers as of March 31, 2012:

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Howard Solomon	—	157,000	(1)	29.9950	12/04/2021	55,000	(2)	1,907,950	47,900	1,661,651
	150,000	—		32.1650	12/05/2020	31,250	(3)	1,084,063
	140,000	—		31.2650	12/06/2019	—		—
	125,000	—		24.1200	12/08/2018	—		—
	125,000	—		37.2550	12/05/2017	—		—
	200,000	—		51.5350	12/08/2016	—		—
	200,000	—		40.2900	12/09/2015	—		—
	200,000	—		42.5350	12/13/2014	—		—
	200,000	—		59.0500	12/12/2013	—		—
	400,000	—		48.3400	12/13/2012	—		—
Elaine Hochberg	—	81,200	(1)	29.9950	12/04/2021	23,850	(2)	827,357	11,925	413,678
	75,000	—		32.1650	12/05/2020	13,750	(3)	476,988
	60,000	—		31.2650	12/06/2019	—		—
	50,000	—		24.1200	12/08/2018	—		—
	30,000	20,000	(4)	37.2550	12/05/2017	—		—
	75,000	—		51.5350	12/08/2016	—		—
	50,000	—		40.2900	12/09/2015	—		—
	50,000	—		42.5350	12/13/2014	—		—
	50,000	—		59.0500	12/12/2013	—		—
	100,000	—		48.3400	12/13/2012	—		—
Francis I. Perier, Jr.	—	75,000	(1)	29.9950	12/04/2021	22,400	(2)	777,056	11,200	388,528
	75,000	—		32.1650	12/05/2020	12,500	(3)	433,625
	18,000	42,000	(5)	31.2650	12/06/2019	22,500	(6)	780,525
	22,500	27,500	(7)	24.1200	12/08/2018	10,000	(8)	346,900
	30,000	20,000	(4)	37.2550	12/05/2017	—		—
	75,000	—		51.5350	12/08/2016	—		—
	50,000	—		40.2900	12/09/2015	—		—
	100,000	—		44.7400	09/30/2014	—		—
Marco Taglietti, M.D.	—	62,100	(1)	29.9950	12/04/2021	19,100	(2)	662,579	9,550	331,290
	9,000	51,000	(9)	32.1650	12/05/2020	33,750	(10)	1,170,788
	12,000	28,000	(5)	31.2650	12/06/2019	20,000	(6)	693,800
	11,250	13,750	(7)	24.1200	12/08/2018	7,500	(8)	260,175
	36,000	24,000	(11)	39.8800	08/12/2017	—		—
David F. Solomon	—	57,300	(1)	29.9950	12/04/2021	19,100	(2)	662,579	9,550	331,290
	8,250	46,750	(9)	32.1650	12/05/2020	33,750	(10)	1,170,788
	12,000	28,000	(5)	31.2650	12/06/2019	20,000	(6)	693,800
	11,250	13,750	(7)	24.1200	12/08/2018	7,500	(8)	260,175
	15,000	10,000	(4)	37.2550	12/05/2017	—		—
	10,000	—		50.9900	03/04/2013	—		—
	5,000	—		51.5350	12/08/2016	—		—
	10,000	—		46.1000	08/07/2012	—		—

(1)	The option was granted on December 5, 2011 and has a term of ten years. The option vests and is exercisable as to 25% of the shares underlying the option on each of the first four anniversaries of the grant date.
(2)	The stock award was granted on December 5, 2011. The stock award is subject to a risk of forfeiture which lapses as to 33% of the shares covered by the award on the first two anniversaries of the grant date and 34% of the shares on the third anniversary of the grant date.

(3)	The stock award was granted on December 6, 2010. The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on the six-month anniversary of the grant date, 50% of the shares on the first anniversary of the grant date and 25% on the second anniversary of the grant date.
(4)	The option was granted on December 6, 2007 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.
(5)	The option was granted on December 7, 2009 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.
(6)	The stock award was granted on December 7, 2009. The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on each of the first four anniversaries of the grant date.
(7)	The option was granted on December 8, 2008 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.
(8)	The stock award was granted on December 8, 2008. The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on each of the first four anniversaries of the grant date.
(9)	The option was granted on December 6, 2010 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.
(10)	The stock award was granted on December 6, 2010. The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on each of the first four anniversaries of the grant date.
(11)	The option was granted on August 13, 2007 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED

The following table provides information on stock option exercises and vesting of restricted stock during the 2012 fiscal year:

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Howard Solomon	—	—	125,000	3,956,875
Elaine Hochberg	—	—	61,250	1,928,838
Francis I. Perier, Jr.	—	—	63,750	1,991,438
Marco Taglietti, M.D.	—	—	30,312	909,251
David F. Solomon	—	—	31,750	952,463

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows the executive contributions, earnings and account balances for all Named Executive Officers who participate in our Deferred Compensation Plan. The Deferred Compensation Plan allows full time salaried employees who have an annual base salary of at least $150,000, including the Named Executive Officers, to defer up to 50% of their annual base salary and up to 100% of their annual bonuses. Deferred amounts are not subject to federal or state income tax until a participant withdraws amounts from the Deferred Compensation Plan. We do not match any of these funds.

Employees who participate in the Deferred Compensation Plan may at their option invest deferred monies in a range of investment vehicles that generally mirror the choices available to all employees in the Company’s 401(k) Plan. The investment options in the Deferred Compensation Plan have returns that would be the same as those earned on the same options in the Company’s 401(k) Plan for the 2012 fiscal year. The rates of return for funds in the Deferred Compensation Plan ranged from: (15.77)% to 8.35%.

Name	Executive Contributions in Last Fiscal Year($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Elaine Hochberg	39,500	19,017	—	313,286	(3)

(1)	The amount set forth in this column has also been reported as “Salary” for the fiscal year 2012 in the Summary Compensation Table on Page 41 of this Proxy Statement.
(2)	There are no above-market or preferential earnings on deferred compensation. Consequently, the amount set forth in this column has not been reported as “Salary” for the fiscal year 2012 in the Summary Compensation Table on Page 41 of this Proxy Statement.
(3)	$37,500 and $32,500 of this amount were reported as “Salary” for the fiscal years 2011 and 2010, respectively, in the Summary Compensation Table on Page 41 of this Proxy Statement.

POST-TERMINATION BENEFITS AND CHANGE IN CONTROL PAYMENTS

Severance Arrangements

The offer letters pursuant to which certain executive officers joined Forest, including certain of the Named Executive Officers, include a severance guarantee for the three year period commencing as of the executive’s start date or if longer, a one year period following his or her termination of employment, limited to severance and certain benefits in the event of a termination of his or her employment by us without Cause or the employee’s termination of employment for Good Reason, each as defined in the applicable offer letter (a Severance Payment Qualifying Termination). The offer letters also provide for continued health coverage until the earlier of the expiration of a one year period or the date such officer obtains alternate coverage.

Mr. Perier and Dr. Taglietti each joined the Company pursuant to offer letters which included severance guaranties and are currently the only Named Executive Officers who are entitled to severance benefits pursuant to offer letters. Upon a Severance Payment Qualifying Termination, each such officer is entitled to receive base salary payments for the one year severance period following his termination, plus bonus for the year in which the termination of employment occurs equal to the greater of the last annual bonus that such officer received from the Company or 40% of salary target in the case of Mr. Perier and 30% of salary target in the case of Mr. Taglietti, plus continued medical and dental health care coverage for such officer and any eligible family members until the earlier of the expiration of the one year period or the date such officer obtains alternate coverage. The potential amounts payable to Dr. Taglietti and Mr. Perier pursuant to the severance obligations assuming a termination date of March 31, 2012 are set forth in the below table:

Potential Payments Upon Termination

Name (1)	Salary ($) (1)	Bonus ($)		Continued Health Care Benefits ($) (2)
Francis I. Perier, Jr.	650,000	366,810	(3)	22,257
Marco Taglietti, M.D.	592,500	325,500	(4)	21,071

(1)	Each officer is entitled to 12 months of salary.
(2)	Includes amounts payable during the 12 month period following a termination of employment for health care coverage (medical and dental) for employee and employee’s eligible family members.
(3)	This amount is the higher of Mr. Perier’s last annual bonus or 40% of his base salary.
(4)	This amount is the higher of Dr. Taglietti’s last annual bonus or 30% of his base salary.

Benefits Continuation Agreements

On December 1, 1989, the Board authorized the grant of certain medical insurance benefits to certain senior executive officers and their spouses upon the completion of ten years of service by such officers. The benefit is provided to these executives and their spouses for their lifetimes following termination of the executive’s employment with Forest. The benefit is equivalent to the medical insurance benefits provided to the executives as of the date of their termination or as of December 1, 1989, if more favorable, together with payment of reasonable health care related costs. The benefit need not be provided to the extent and for any time that the executive obtains comparable coverage from a subsequent employer. Mr. Howard Solomon is currently the only executive officer who is entitled to these benefits. The amounts payable on behalf of Mr. Solomon during fiscal year 2013, assuming he had terminated his employment as of March 31, 2012, are reasonably estimated to be equal to $91,000.

Change in Control

As disclosed in the Compensation Disclosure and Analysis section of this Proxy Statement, the Company has entered into Change in Control agreements with several key employees, including each of its Named Executive Officers. The current agreements automatically renew each year on January 1 for an additional three year period unless the Company provides the executive written notice at least 60 days prior to such date that the term of his or her Change in Control agreement will not be extended for an additional three year period. The Board has determined that it is in both our best interests and the best interests of our stockholders to enter into Change in Control agreements with certain executive officers. In particular, these agreements enable management to evaluate and support potential transactions that might be beneficial to stockholders without regard to the potential impact on their own job security or earned benefits. Additionally, the agreements provide for continuity of management in the event of a Change in Control.

Each agreement becomes effective only upon the occurrence of a Change in Control and provides that the executive is entitled to salary, bonus and benefits for a three year period following a Change in Control if the executive’s employment is terminated as a result of such Change in Control or during such three year period by the Company without Cause or by the employee for Good Reason or for Adequate Reason (a Qualifying Termination). “Cause” is generally defined as one of the following: (i) refusal of the executive to comply with written instructions of our Board or CEO that are consistent with the scope of the executive’s responsibilities; or (ii) willful engagement by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. “Good Reason” includes a reduction in job responsibilities, or changes in pay and benefits as well as any material change in the geographic location at which the executive must perform services to the Company. The executive has 90 days to assert a claim for payment in connection with a termination for Good Reason. “Adequate Reason” means the executive’s resignation for any reason or no reason during the 30-day period immediately following the first anniversary of the Change in Control.

Subject to certain exceptions, a “Change in Control” is generally defined as (i) an acquisition of more than 50% of our common stock or voting securities by a person or group not acquiring their shares directly from us, (ii) an acquisition during any 12-month period of 30% or more of our common stock by a person or group not acquiring their shares directly from us, (iii) a change in the majority of the current Board or their designated successors not consented to by such current Board or designated successors, or (iv) a merger, consolidation or sale of all or substantially all of our assets which involves a 50% or greater change in our stockholders or the replacement of a majority of the current Board or their designated successors or the acquisition by a person or group of more than 30% of our voting securities.

Upon such Qualifying Termination, executives subject to these agreements are eligible for the following amounts: (i) the amount of any accrued compensation obligations to the executive through the termination date, consisting of unpaid base salary, a pro-rated bonus equal to the greater of the executive’s annualized current year bonus or the highest annual bonus received by such executive during the three years preceding the Change in Control, and other accrued compensation through the termination date; plus (ii) an amount equal to three times the executive’s base salary and highest annual bonus during the three years preceding the Change in Control; plus (iii) the actuarial equivalent of the employee’s benefit under any retirement plans in which the executive participates, assuming continued participation for a three year period following the termination date. In addition, the executive will receive continued medical benefits for a three year period for both the executive and his or her family, provided however that such coverage will be secondary to any coverage the executive obtains from a subsequent employer. Lastly, the employee will be provided with outplacement services and any other amounts or benefits required to be paid or provided under any plan or program. In calendar 2008, these agreements were formally amended with the intention that they would comply with Section 409A of the Internal Revenue Code which may impose additional taxes on executive officers for certain types of deferred compensation that are not in compliance with Section 409A.

Potential Payments Upon Change in Control

The following table sets forth our reasonable estimate of the potential payments to each of our Named Executive Officers under our Change in Control Agreements if a Change in Control occurred as of March 31, 2012:

Name	Salary($) (1)	Bonus ($) (2)	Continuation of Benefits under Retirement Plans ($) (3)	Continuation of Welfare Benefits ($) (4)
Howard Solomon	4,050,000	3,112,500	85,728	167,949
Elaine Hochberg	2,100,000	1,206,000	85,800	53,510
Francis I. Perier, Jr.	1,950,000	1,100,430	85,811	74,489
Marco Taglietti, M.D.	1,777,500	976,500	85,710	70,931
David F. Solomon	1,440,000	784,500	63,228	68,249

(1)	This amount is equal to three times the respective executive officer’s annual base salary in effect at March 31, 2012.
(2)	For all Named Executive Officers other than Mr. H. Solomon, this amount is equal to three times the respective executive officer’s fiscal year 2012 bonus, which is highest bonus awarded to each such executive officer during the last three fiscal years. For Mr. H. Solomon, this amount is equal to three times his fiscal year 2011 bonus, which is highest bonus awarded to Mr. Solomon during the last three fiscal years.
(3)	Amounts set forth represent estimated payments in connection with our Savings and Profit Sharing Plan for a three year period.
(4)	This amount represents estimated payments under welfare benefit plans including medical, dental and life insurance for a three year period. The amounts payable do not include amounts payable in connection with Benefits Continuation Agreements described above.

DIRECTOR COMPENSATION

The table below summarizes the compensation for our non-employee directors during the fiscal year ended March 31, 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Nesli Basgoz, M.D.	87,500	74,815	73,429			235,744
Christopher J. Coughlin	50,167	—	264,800			314,967
Dan L. Goldwasser	110,500	74,815	73,429			258,744
Kenneth E. Goodman	114,000	74,815	73,429	200,610	(2)	462,854
Gerald M. Lieberman	44,167	—	264,800			308,967
Lawrence S. Olanoff, M.D., Ph.D.	82,500	74,815	73,429	282,379	(3)	513,123
Lester B. Salans, M.D.	117,000	74,815	73,429			265,244
Brenton L. Saunders	44,167	—	264,800			308,967
Peter J. Zimetbaum, M.D.	88,500	74,815	73,429			236,744

(1)	Represents the aggregate grant date fair value of awards for the fiscal year ended March 31, 2012 computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in calculating the amounts for the fiscal year 2012 award, see Note 1 to our 2012 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2012. Pursuant to the terms of our Equity Plan, (A) each of our non-employee directors who was re-elected at our 2011 Annual Meeting of Stockholders (i.e., Dr. Basgoz, Dr. Olanoff, Dr. Salans, Dr. Zimetbaum, and Messrs. Goldwasser and Goodman) received an automatic grant of (1) options having a value of $75,000 calculated on the grant date in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that the Company utilizes in preparation of its financial statements), with the number of options rounded up to the nearest whole share, and (2) common stock having a fair market value of $75,000 on the grant date, with the number of shares rounded up to the nearest whole share and (B) each of our new non-employee directors who was elected at our 2011 Annual Meeting of Stockholders (i.e., Messers. Coughlin, Lieberman and Saunders) received an initial grant of options covering 20,000 shares of common stock. For a description of these automatic grants and the changes proposed thereto, see “Director Compensation – Automatic Equity Grants” below.
(2)	This amount reflects payments made to or on behalf of Mr. Goodman pursuant to his Benefits Continuation Agreement, a benefit to which Mr. Goodman is entitled as a result of his prior service as President and COO of Forest, of which $86,781 represents amounts to offset taxes incurred with respect to such payments. The provisions of the Benefits Continuation Agreement are described on Page 47 of this Proxy Statement under the heading “Benefits Continuation Agreements.”
(3)	This amount reflects payments made to Dr. Olanoff for consulting services rendered pursuant to his Consultant Services Letter Agreement with the Company.

Director Fees

During the 2012 fiscal year we had the following standard compensation arrangements with our non-employee directors: a $50,000 annual retainer fee for services as a director, a $2,500 fee for each Board meeting attended, a $1,500 fee for attendance at a Committee meeting, a $15,000 annual retainer fee for the Audit Committee Chairperson, a $15,000 annual retainer fee for the Board Compliance Committee Chairperson, a $10,000 annual retainer fee for the Compensation Committee Chairperson, and a $1,000 payment to any out-of-town non-employee director who is required to come to New York City for a meeting and an annual fee of $15,000 for the presiding director. Out-of-town non-employee directors are also reimbursed for travel expenses incurred in connection with meetings.

Automatic Equity Grants

Our non-employee directors also participate in the 2007 Equity Incentive Plan (the Equity Plan). Under the Equity Plan, an initial grant of options covering 20,000 shares of common stock is automatically granted to a non-employee director upon appointment to the Board. Each such option grant is at an exercise price equal to the average of the high and low prices of our common stock on the NYSE on the grant date. The options become exercisable (assuming the non-employee director is then serving on the Board) as to 25% of the shares covered by the options on the six-month anniversary of the grant date and on each of the first, second and third anniversaries of the grant date until all such options are exercisable.

The Equity Plan further provides for the automatic annual grant to each of our non-employee directors of options having a value of $75,000 calculated on the grant date in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that the Company utilizes in preparation of its financial statements), with the number of options rounded up to the nearest whole share, on the date of such director’s annual election or reelection by our stockholders. Each such option grant is at an exercise price equal to the average of the high and low prices of our common stock on the NYSE on the grant date and becomes fully exercisable (provided the nonemployee director is then serving on the Board) on the six-month anniversary of the grant date. All options granted under the Equity Plan to non-employee directors have a term of ten years from the grant date.

The Equity Plan also provides for the automatic annual grant to each of our non-employee directors of common stock having a fair market value of $75,000 on the grant date, with the number of shares rounded up to the nearest whole share. The annual stock award is subject to a risk of forfeiture which lapses (assuming the nonemployee director is then serving on the Board) as to 25% of the shares covered by the award on the sixmonth anniversary of the grant date and on each of the first, second and third anniversaries of the grant date, except that such risk of forfeiture will automatically lapse in the case of a non-employee director who dies while serving on the Board and who has served on the Board for at least one year following receipt of the stock grant.

AUDIT COMMITTEE REPORT(1)

For the fiscal year ended March 31, 2012, the Audit Committee (Committee) consisted of Christopher J. Coughlin (the Chairman), Dan L. Goldwasser and Lester B. Salans, M.D. The Board of Directors (the Board) has affirmatively determined that Messrs. Coughlin, Goldwasser and Dr. Salans are independent as defined under the NYSE listing standards. The Committee operates under a written charter adopted by the Board.

The Committee recommends to the Board, subject to stockholder ratification, the selection of our independent registered public accounting firm. Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and for issuing a report thereon. The Committee monitors and oversees these processes.

In this context, the Committee has met and held discussions with management, the internal auditor and BDO USA, LLP (BDO), our independent registered public accounting firm. Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed the audited consolidated financial statements, as well as the unaudited financial statements included in Quarterly Reports on Form 10-Q for each of the first three quarters of the fiscal year, with management, the internal auditor and BDO. The Committee discussed with BDO the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to communication with audit committees. BDO also provided the Committee with the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the Committee concerning independence, and the Committee discussed with BDO its independence from the Company and management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included or incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended March 31, 2012 for filing with the Securities and Exchange Commission. The Board has adopted this recommendation.

Audit Committee

Christopher J. Coughlin

Dan L. Goldwasser

Lester B. Salans, M.D.

(1)	Notwithstanding anything to the contrary set forth in any of Forest’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the Audit Committee Report shall not be deemed incorporated by reference in any such filings.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(SAY-ON-PAY VOTE)

At our 2011 Annual Meeting of Stockholders, more than 73% of the votes cast supported our executive compensation policies and procedures and more than 92% of the votes cast supported our recommendation for an annual frequency for conducting future advisory votes on executive compensation. In light of these results, the Board determined that the Company will hold an advisory vote on executive compensation every year until the next required stockholder advisory vote on this matter, which will occur no later than the Company’s Annual Meeting of Stockholders in 2017, unless the Board otherwise determines that a different frequency for such advisory votes is in the best interests of the stockholders of the Company. Accordingly, we are again providing stockholders the opportunity to advise the Compensation Committee and the Board regarding the compensation of our Named Executive Officers, as such compensation is described in the Compensation Discussion and Analysis section of this Proxy Statement, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, beginning on Page 24 of this Proxy Statement. We urge our stockholders to review the Compensation Discussion and Analysis section of this Proxy Statement and the executive-related compensation tables for more information.

Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. Consistent with our performance-based compensation philosophy, we reserve the largest portion of potential compensation for performance- and equity-based programs. Our performance-based Incentive Plan rewards the Company’s executive officers for achievement of key operational goals that we believe will provide the foundation for creating long-term stockholder value, while our equity awards, mainly in the form of stock options, restricted stock and long-term performance stock units reward long-term performance and align the interests of management with those of our stockholders.

As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company made several changes to its performance- and equity-based programs following the 2011 Annual Meeting to further align incentive pay with pre-established corporate performance goals, including (i) adopting the Incentive Plan, which commencing in fiscal year 2013 will tie fifty percent of each of our executive officer’s annual cash bonus to the achievement of pre-established corporate performance goals; and (ii) granting a portion of each of our key executive’s long-term equity awards in the form of performance stock units, one hundred percent of which are subject to pre-established corporate performance goals.

Among the various forms of performance-based compensation, we believe that equity awards, in particular, serve to align the interests of our executives with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program. In fiscal year 2012, equity awards, mainly in the form of stock options, restricted stock and our newly adopted long-term performance stock units, represented approximately 69% of our Named Executive Officers’ aggregate cash and equity compensation. Equity awards closely align the long-term interests of our executives with those of our stockholders because the value of such awards is dependent upon the Company’s stock price. In addition, equity awards align with our growth strategy and provide significant financial upside if our growth objectives are achieved, while placing a significant portion of our executives’ compensation at-risk if our objectives are not achieved.

The Board believes that the information provided above and within the Compensation Discussion and Analysis section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests and support long-term value creation. Accordingly, the following resolution is to be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the tabular disclosure regarding such compensation and the accompanying narrative disclosure.”

Because the vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements. The Board and management are committed to our stockholders and understand that it is useful and appropriate to obtain the views of our stockholders when considering the design and initiation of executive compensation programs.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO USA, LLP (BDO) has audited our consolidated financial statements for each of the three fiscal years ended March 31, 2012. In addition to retaining BDO to audit our consolidated financial statements for fiscal year 2012, we and our affiliates retained BDO, as well as other accounting and consulting firms, to provide various consulting and other services in fiscal year 2012 and expect to continue to do so in the future.

The following table presents fees for professional audit services rendered by BDO for the audit of our annual financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q for fiscal years 2012 and 2011, and fees billed for other services rendered by BDO:

	2012		2011
Audit Fees	$1,682,230		$1,628,154
Audit Related Fees (1)	304,722	(2)	44,750	(2)
Tax Fees (1)	—		—
All Other Fees	—		—

Total	$1,986,952		$1,672,904

(1)	The Audit Committee has considered the non-audit services performed for us by BDO in the Committee’s evaluation of BDO’s independence.
(2)	Audit related fees in 2011 were principally related to services rendered in connection with the audit of our Savings and Profit Sharing Plan. Audit related fees in 2012 were related to the audit of our Savings and Profit Sharing Plan and the audit related to the acquisition of Clinical Data, Inc.

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent registered public accounting firm is permitted to perform for us under applicable federal securities regulations. While the general policy of the Audit Committee is to make such determinations at full Audit Committee meetings, the Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee, provided that all such decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

The Board desires to continue the services of BDO for the current fiscal year ending March 31, 2013. Accordingly, the Board recommends that you ratify the selection by the Board of BDO to audit the financial statements of Forest for the current fiscal year. Representatives of BDO are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE SELECTION OF BDO USA, LLP.

PROPOSAL 4

STOCKHOLDER PROPOSAL REQUESTING US

TO AMEND BYLAWS TO ALLOW STOCKHOLDERS TO NOMINATE

DIRECTOR CANDIDATES FOR INCLUSION IN PROXY MATERIALS

Kenneth Steiner, 14 Stoner Ave, 2M, Great Neck, NY 11021, who has continuously held at least 500 shares of our common stock having a market value of at least $2,000 since January 1, 2011, intends to submit a resolution to stockholders for approval at the Annual Meeting. The proponent’s resolution and supporting statement are printed below:

Resolution and Supporting Statement

“WHEREAS, Most long-term shareowners have no reasonable means to make board nominations, this is based on a standard “proxy access” proposal, as described in http://proxyexchange.org/standard_004.pdf.

WHEREAS, The Corporate Library, an independent investment research firm rated our company “D” with “High Governance Risk,” and “High Concern” in executive pay – $8 million for our CEO/Chairman Howard Solomon, age 83. Annual bonuses continued to be discretionary and long-term equity pay was time-vested – not performance-based. Four directors had long tenure respectively of 14, 14, 35 and 48 years – independence concern. Three directors were insiders or inside-related-more independence concern. Three directors were age 71 to 83 – succession planning concern. Only one director had current experience on an outside board-qualifications concern. Three directors owned no stock – lack of incentive concern.

RESOLVED, Shareowners ask our board, to the fullest extent permitted by law, to amend our governing documents to allow shareowners to make board nominations as follows:

1.     The Company proxy statement, form of proxy, and voting instruction forms shall include, listed with the board’s nominees, alphabetically by last name, nominees of:

a.     Any party of one or more shareowners that has collectively held, continuously for two years, one percent of the Company’s securities eligible to vote for the election of directors, and/or

b.     Any party of shareowners of whom fifty or more have each held continuously for one year a number of shares of the Company’s stock that, at some point within the preceding 60 days, was worth at least $2,000.

2.     Any such party may make one nomination or, if greater, a number of nominations equal to 12% of the current number of board members, rounding down.

3.     For any board election, no shareowner may be a member of more than one such nominating party. Board members and officers of the Company may not be members of any such party.

4.     All members of any party nominating under item 1(a), and at least fifty members of any party nominating under item 1(b), must affirm in writing that they are not aware, and have no reason to suspect, that any member of their party has an explicit or implicit, direct or indirect, agreement regarding any nomination with any member of another nominating party, including the Company’s board.

5.     All board candidates and members originally nominated under these provisions shall be afforded treatment equivalent, to the fullest extent possible, to that of the board’s nominees. Should the board determine that aspects of such treatment cannot be equivalent, the board shall establish and make public procedures reasonably designed to ensure that such differences are both fair and necessary. Nominees may include in the proxy statement a 500 word supporting statement.

6.     Each proxy statement or special meeting notice to elect board members shall include instructions for nominating under these provisions, fully explaining all legal requirements for nominators and nominees under federal law, state law and the governing documents of our company.

Please encourage our board to adopt this proposal 4.”

Position of the Board

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL, WHICH IS IDENTIFIED AS PROPOSAL 4 ON THE WHITE PROXY CARD, FOR THE FOLLOWING REASONS:

•

The proposal is unnecessary because the Company’s strong corporate governance practices (including the annual election of all directors under a majority voting standard in uncontested director elections) provide effective Board accountability and responsiveness to stockholders;

•

The nominating and election process being proposed would be unwieldy, confusing and create uncertainty for stockholders and potentially expose the Company to costly and disruptive election contests initiated by persons lacking a long-term financial interest in the Company or with their own private interests and agendas; and

•

Our Bylaws contain an effective mechanism for stockholders to propose nominees for consideration by the Company’s Nominating and Governance Committee or, alternatively, to propose nominees directly to the Company’s stockholders.

The Board believes that the proponent’s proxy access proposal (the Stockholder Proposal) is unnecessary and is not in the best interests of the Company or its stockholders. The Company has strong corporate governance practices that demonstrate the Board’s accountability and responsiveness to our stockholders and provide stockholders with a meaningful role in the election of directors.

For	example,

•	All of the Company’s directors are elected annually under a majority voting standard in uncontested director elections;

•

As described under the heading “Selection of Nominees for Election to the Board”, on Page 21 of this Proxy Statement, the Nominating and Governance Committee will consider an individual recommended by one of our stockholders for nomination as a new director under the same process used for evaluating the Board’s nominees;

•

Of the Board’s 10 nominees, 8 directors, or 80%, are independent directors (five of whom – 50% of the Board – have been added since 2006, with four of these new directors joining since December 2009), and the Board has an actively involved and independent Presiding Director who works closely with the Chairman, CEO and President and, among other things, calls meetings of the independent directors when necessary and appropriate and is available for consultation and direct communication with major stockholders;

•

The Board and its Nominating and Governance Committee have demonstrated a commitment to strengthening the composition of the Board and critical Board committees by balancing experience with fresh perspectives by, for example, just last year nominating (and the Company’s stockholders then electing) three new independent directors to the Board, all three of whom serve on the Compensation Committee, two of whom chair committees (the Audit Committee and the Nominating and Corporate Governance Committee) and one of whom serves on the Compliance Committee.

•	Our stockholders are provided an annual say-on-pay vote so they can promptly provide their views on executive compensation matters.

The Board further believes that, in addition to being unnecessary, the Stockholder Proposal is flawed and, if approved by stockholders, would be harmful to the Company and its stockholders for many reasons, including the following:

•

The Stockholder Proposal would risk subjecting the Company to the costs and disruptions associated with director election contests and impaired functioning of the Board, including contests initiated by persons lacking a significant long-term financial interest in the Company or with other private interests and agendas.

Election contests require substantial attention and resources and would divert the time and attention of the Board and management away from running the Company’s businesses for the long-term benefit of all stockholders. In addition to the costs related to the preparation of required disclosures, printing and mailing, the U.S. Chamber of Commerce has noted that proxy access would result in substantial additional expenditures related to “significant media and public relations efforts, advertising, mass mailings, and other communication efforts, as well as the hiring of outside advisors and the expenditure of significant time and effort by the Company’s employees.” Under the Stockholder Proposal, one or more stockholders holding as little as 1% of the Company’s stock for a 2-year period or as few as fifty stockholders holding as little as $100,000 of the Company’s stock for a 1-year period would be permitted access to the Company’s proxy materials. Since there can be numerous and unlimited nominations in any given year under the Stockholder Proposal, significant Company resources would potentially need to be dedicated annually to verifying the eligibility and share ownership of numerous individuals each year to confirm that the requirements of the Stockholder Proposal have been met by the nominee proponents, in addition to considering the qualifications of proposed nominees and advocating for the Board’s recommended candidates. We believe there are better uses for the Company’s resources.

Furthermore, the Stockholder Proposal’s low ownership and short holding period requirements make it more likely that the proxy access provisions could be used to distract and burden the Company and to nominate director candidates who advance a nominating stockholder’s or stockholder group’s own narrowly focused special interests or personal agenda. For example, some stockholders may be motivated by private interests that conflict with the Company’s long-term interests and may support corporate policies that would operate at the expense of the Board’s efforts to maximize long-term value. Unlike the Board, individual stockholders or stockholder groups that would be eligible to invoke the new powers suggested by the Stockholder Proposal owe no legal duties to any of their fellow stockholders to act in their best interests, and the Board believes it is inadvisable for the Company to subsidize the proxy challenges that may be designed to further narrow agendas irrespective of stockholder interests generally. We further believe that proxy access could result in a field of director candidates (and ultimately a Board) that includes fewer independent and qualified individuals as proxy access nominees under the Stockholder Proposal would not have to satisfy any stock exchange or Company-driven independence requirements or other qualification standards or requirements, potentially jeopardizing the quality and effectiveness of the Board.

•	The Stockholder Proposal sets out an unwieldy and confusing nominating process and could create substantial uncertainty for stockholders in electing directors.

The Stockholder Proposal allows for an unlimited number of qualifying stockholders or stockholder groups to submit one nominee each, all of whom would have to be included in the Company’s proxy materials. The absence of a limitation on the number of proxy access nominees who would be required to be eligible for election each year and included in the Company’s proxy materials would create the risk of the entire Board potentially being replaced in a single year, each and every year, undermining the benefits of continuity for the long-term direction and value of the Company and without regard to the quality of the Board as a whole.

In addition, the Company could be forced to include information about many more nominees in its proxy materials if other stockholders formed groups to satisfy the Stockholder Proposal’s eligibility requirements. The Board believes that a proxy statement containing information regarding numerous individuals competing for a relatively small number of positions would not be an effective way of electing competent, qualified directors who serve the best interests of all stockholders.

•	The Stockholder Proposal bypasses the Company’s Nominating and Governance Committee, which serves an important role in evaluating the qualifications of potential director nominees.

The Nominating and Governance Committee has established a process for identifying and evaluating nominees for director that is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Company’s purposes, which, just last year, resulted in the Board nominating, and stockholders ultimately electing, three new independent directors to our Board.

In particular, and as described under the heading “Selection of Nominees for Election to the Board”, on Page 21 of this Proxy Statement, the Nominating and Governance Committee will consider, among other factors, (1) the Board’s current composition, including expertise, diversity, balance of management and non-management directors; (2) independence and other qualifications required or recommended by applicable laws, rules and regulations (including NYSE requirements) and the Company’s policies and procedures; and (3) the general qualifications of potential nominees, including, but not limited to: personal integrity, loyalty to the Company and concern for its success and welfare; experience at strategy and policy setting, high-level leadership experience in business; breadth of knowledge about issues affecting the Company; an ability to work effectively with others; sufficient time to devote to the Company; and freedom from conflicts of interest. The Stockholder Proposal entirely bypasses the quality control mechanism provided by the Nominating and Governance Committee, and could force the Company to include information about proxy access nominees irrespective of such nominee’s qualifications and concern for the composition of the Board as a whole.

The Board believes that each of the current members of the Board is a highly qualified and dedicated individual who brings to the Board his or her own particular and substantial expertise and experience, including relevant regulatory, financial services, financial and accounting, legal, and/or risk management skills. This diverse expertise and experience, gained in most cases from leading large, complex organizations, provide the Board as a whole with the ability to fulfill its oversight responsibilities to the Company’s stockholders.

For the reasons described above, the Board believes that it is not in the best interests of the Company or its stockholders to adopt this proposal.

ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

PROPOSAL FIVE: ICAHN BYLAW REPEAL PROPOSAL

The Icahn Group has notified the Company that it intends to submit a stockholder proposal (the Icahn Bylaw Repeal Proposal) for approval at the Annual Meeting which would repeal any provision of the Company’s Bylaws in effect at the time of the Annual Meeting that was not included in the Bylaws as publicly filed with the Securities and Exchange Commission prior to June 18, 2012.

The following is the text of the proposed resolution:

“RESOLVED, that any provisions of the Amended and Restated Bylaws of Forest Laboratories, Inc. as of the effectiveness of this resolution that was not included in the Amended and Restated Bylaws of Forest Laboratories, Inc. as publicly filed with the Securities and Exchange Commission prior to June 18, 2012, be and hereby are repealed.”

Position of the Board

THE BOARD RECOMMENDS A VOTE AGAINST THE ICAHN BYLAW REPEAL PROPOSAL, WHICH IS IDENTIFIED AS PROPOSAL 5 ON THE WHITE PROXY CARD, FOR THE FOLLOWING REASONS:

The Icahn Group’s proposal seeks to repeal any and all amendments to the Company’s Bylaws that may be implemented on or after June 18, 2012 and prior to the effectiveness of the above resolution, without regard to the subject matter of any Bylaw amendment in question.

We believe that the automatic repeal of any Bylaw amendment, irrespective of its content, duly adopted by the Board with or without stockholder approval could have the effect of repealing one or more properly adopted Bylaw amendments that the Board determined to be in the best interests of the Company and its stockholders and adopted in furtherance of its fiduciary duties, including in response to future events not yet known to the Company. Furthermore, as a public company subject to the federal proxy rules, it might be impracticable—if not impossible—for the Company to obtain stockholder approval for a necessary Bylaw amendment within a timeframe necessary to serve the best interests of the Company and its stockholders. Even if such stockholder approval were received, the Icahn Bylaw Repeal Proposal would operate to automatically repeal all such stockholder-approved Bylaw amendments during the covered period, in addition to any Bylaws approved only by the Board.

As the Board is fully empowered by its corporate documents and applicable law to alter, amend, repeal or add provisions to the Company’s Bylaws in accordance with its fiduciary duties and no provision of the Company’s Bylaws is expected to be impacted by the Icahn Bylaw Repeal Proposal, we believe this proposal represents no purpose other than to limit Board actions otherwise permitted by the Company’s governing documents and Delaware law.

For the reasons described above, the Board believes that it is not in the best interests of the Company or its stockholders to adopt this proposal.

ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE ICAHN BYLAW REPEAL PROPOSAL.

MISCELLANEOUS

Annual Report

A copy of Forest’s 2012 Annual Report has previously been mailed to stockholders.

Form 10-K

AT YOUR WRITTEN REQUEST, WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR THE FISCAL YEAR ENDED

MARCH 31, 2012. PLEASE MAIL YOUR REQUEST TO CORPORATE SECRETARY, FOREST LABORATORIES, INC., 909 THIRD AVENUE, NEW YORK, NEW YORK 10022. YOU MAY ALSO ACCESS OUR FORM 10-K BY CLICKING ON THE “SEC FILINGS” LINK UNDER THE “INVESTORS” SECTION OF OUR WEBSITE AT WWW.FRX.COM.

Proposals of Stockholders

If you wish to submit a proposal for consideration at our 2013 Annual Meeting of Stockholders, you should submit the proposal in writing to us at the address set forth on Page 1 of this Proxy Statement. To be included in next year’s proxy materials, proposals must be received by us on or before March 11, 2013, and must, in all other respects, comply with Rule 14a-8 under the Exchange Act. If you intend to present a proposal at our 2013 Annual Meeting of Stockholders without inclusion of the proposal in our proxy materials, you are required to provide notice of such proposal to us in accordance with our Bylaws no earlier than the close of business on May 17, 2013 and no later than the close of business on June 17, 2013. We may vote in our discretion as to any such proposal all of the shares for which we have received proxies for the 2013 Annual Meeting of Stockholders in accordance with and subject to applicable rules under the Exchange Act.

Your vote is important. We urge you to vote the WHITE proxy by mail, by telephone, or via the Internet without delay.

HERSCHEL	S. WEINSTEIN
Corporate	Secretary

Dated: July 9, 2012

59

APPENDIX A

DIRECTOR QUALIFICATION STANDARDS

•	No Director who is an employee or a former employee of Forest will be considered “independent” until three years after the employment has ended.

•

No Director who receives more than $120,000 per year in direct compensation from Forest, other than director and committee fees and pension or other form of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) until three years after he or she ceases to receive more than $120,000 per year in such compensation will be considered “independent.”

•

No Director who is, or in the past three years has been, part of an interlocking directorate in which an executive officer of Forest serves on the compensation committee of another company that currently employs the Director will be considered “independent.”

•

No Director who during the prior three years, was an executive officer or an employee, or whose immediate family member was an executive officer, of a company that made payments to, or received payments from Forest for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross assets will be considered “independent.”

A-1

APPENDIX B

INFORMATION CONCERNING PARTICIPANTS

IN THE COMPANY’S SOLICITATION OF PROXIES

The following tables set forth the name and business address of our directors and the name, present principal occupation and business address of our officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be “participants” in our solicitation of proxies from our stockholders in connection with our 2012 Annual Meeting of Stockholders.

Directors

The principal occupations of our directors who are considered “participants” in our solicitation are set forth under the section above titled “PROPOSAL 1 – ELECTION OF DIRECTORS” of this Proxy Statement. The name and business addresses, and address of the organization of employment, of our directors and nominees are as follows:

Name	Business Address

Howard Solomon	Forest Laboratories, Inc., 909 Third Avenue, New York, NY 10022

Nesli Basgoz, M.D.	Massachusetts General Hospital, 55 Fruit Street, Boston, MA 02114

Christopher J. Coughlin	Tyco International, 9 Roszel Road, Princeton, NJ 08540

Dan L. Goldwasser	c/o Forest Laboratories, Inc., 909 Third Avenue, New York, NY 10022

Kenneth E. Goodman	c/o Forest Laboratories, Inc., 909 Third Avenue, New York, NY 10022

Gerald M. Lieberman	1345 Avenue of the Americas, 8th Floor, New York, NY 10105

Lawrence S. Olanoff, M.D., Ph.D.	MUSC Foundation for Research Development, 19 Hagood Ave. Suite 909, Charleston, SC 29403

Lester B. Salans	620 Fifth Avenue 6th Floor, New York, NY 10020-2457

Brenton L. Saunders	One Bausch + Lomb Place, Rochester, NY 14604

Peter J. Zimetbaum	Beth Israel Deaconess Medical Center, Cardiovascular Division, 185 Pilgrim Road, Boston, MA 02215

Officers and Employees

The principal occupations of our executive officers and employees who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each person is Forest Laboratories, Inc., 909 Third Avenue, New York, NY 10022.

Name	Principal Occupation

Howard Solomon	Chairman of the Board, CEO and President

Elaine Hochberg	Executive Vice President and Chief Commercial Officer

Francis I. Perier, Jr.	Executive Vice President Finance and Administration and CFO

Marco Taglietti, M.D.	Senior Vice President Research and Development and President, Forest Research Institute, Inc.

David F. Solomon	Senior Vice President – Corporate Development and Strategic Planning

Herschel S. Weinstein	Senior Vice President – General Counsel and Corporate Secretary

Frank J. Murdolo	Vice President – Investor Relations

Information Regarding Ownership of Forest Securities by Participants

The number of shares of our common stock held by our directors and named executive officers as of June 25, 2012 is set forth under the “SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT” section of this Proxy Statement.1 The following table sets forth the number of shares held as of June 25, 2012 by our other employees who are deemed “participants” in our solicitation of proxies. No participant owns any securities of the Company of record that such participant does not own beneficially.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership
Herschel S. Weinstein	228,317(1)
Frank J. Murdolo	42,057(2)

(1)	Includes 80,450 shares of stock that are subject to a risk of forfeiture and includes 121,250 shares issuable pursuant to options that were exercisable on June 25, 2012 or which become exercisable within 60 days of June 25, 2012.
(2)	Included 26,400 shares of stock that are subject to a risk of forfeiture and includes 9,300 shares issuable pursuant to options that were exercisable on June 25, 2012 or which become exercisable within 60 days of June 25, 2012.

Information Regarding Transactions in Forest Securities by Participants

The following table sets forth information regarding purchases and sales of our securities by each of the participants listed above under “Directors and Nominees” and “Officers and Employees” during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities..

Shares of Common Stock Purchased or Sold (April 1, 2009 – June 25, 2012)
Name	Date	# of Shares	Transaction Description
Howard Solomon	05/07/12	21,606	Acquisition-Award of restricted stock
	01/03/12	(42,373)	Disposition-Shares gifted
	12/20/11	(50,799)	Disposition-Shares gifted
	12/07/11	(15,772)	Disposition-Surrender of shares for tax withholding
	12/06/11	(31,544)	Disposition-Surrender of shares for tax withholding
	12/05/11	55,000	Acquisition-Award of restricted stock
	11/30/11	(50,000)	Disposition-Shares gifted
	06/06/11	(15,772)	Disposition-Surrender of shares for tax withholding
	12/22/10	(92,062)	Disposition-Shares gifted
	12/08/10	(15,291)	Disposition-Surrender of shares for tax withholding

1     The 2,835,915 shares of common stock reported as being beneficially owned by Mr. Howard Solomon includes 58,431 shares beneficially owned by the Howard and Sarah D Solomon Foundation, a 501(c)(3) charitable foundation as to which Mr. Solomon disclaims beneficial ownership and which may be deemed to be an associate of Mr. Solomon. The address of the Howard and Sarah D Solomon Foundation is c/o Howard Solomon, 909 Third Avenue, New York, NY 10022. The 330,175 shares of common stock reported as being beneficially owned by Dr. Olanoff does not include 10,000 shares beneficially owned by the Olanoff 2010 Charitable Remainder Trust, a charitable remainder trust as to which Dr. Olanoff disclaims beneficial ownership and which may be deemed to be an associate of Dr. Olanoff. The address of the Olanoff 2010 Charitable Remainder Trust is c/o Credit Suisse (USA) LLC Securities, 11 Madison Ave, 7th Floor, New York, NY 10010. Pursuant to the trust instrument, Dr. Olanoff receives an annuity of 5% per year from the trust.

Shares of Common Stock Purchased or Sold (April 1, 2009 – June 25, 2012)
Name	Date	# of Shares	Transaction Description
	12/07/10	(31,857)	Disposition-Surrender of shares for tax withholding
	12/06/10	(7,646)	Disposition-Surrender of shares for tax withholding
	12/06/10	125,000	Acquisition-Award of restricted stock
	06/07/10	(15,206)	Disposition-Surrender of shares for tax withholding
	04/14/10	(710)	Disposition-Shares gifted
	01/06/10	(1,250)	Disposition-Shares gifted
	12/30/09	(170,600)	Disposition-Shares gifted
	12/11/09	1,200,000	Acquisition-Stock option exercise
	12/11/09	(859,959)	Disposition-Surrender of shares for tax withholding
	12/08/09	(30,888)	Disposition-Surrender of shares for tax withholding
	12/07/09	125,000	Acquisition-Award of restricted stock
	12/06/09	(6,778)	Disposition-Surrender of shares for tax withholding
	07/08/09	(3,560)	Disposition-Shares gifted
	06/08/09	(12,444)	Disposition-Surrender of shares for tax withholding
	04/09/09	(13,375)	Disposition-Shares gifted
Elaine Hochberg	05/11/12	(147)	Disposition-Shares gifted
	05/07/12	11,000	Acquisition-Award of restricted stock
	12/13/11	(14,898)	Disposition-Open market sale
	12/13/11	(1,400)	Disposition-Shares gifted
	12/07/11	(6,940)	Disposition-Surrender of shares for tax withholding
	12/06/11	(15,386)	Disposition-Surrender of shares for tax withholding
	12/05/11	23,850	Acquisition-Award of restricted stock
	06/21/11	(125)	Disposition-Shares gifted
	06/06/11	(5,565)	Disposition-Surrender of shares for tax withholding
	04/05/11	(320)	Disposition-Shares gifted
	12/08/10	(6,372)	Disposition-Surrender of shares for tax withholding
	12/07/10	(12,602)	Disposition-Surrender of shares for tax withholding
	12/06/10	(2,561)	Disposition-Surrender of shares for tax withholding
	12/06/10	55,000	Acquisition-Award of restricted stock
	11/29/10	(475)	Disposition-Shares gifted
	11/24/10	(300)	Disposition-Shares gifted
	06/07/10	(5,531)	Disposition-Surrender of shares for tax withholding
	12/08/09	(11,211)	Disposition-Surrender of shares for tax withholding
	12/07/09	55,000	Acquisition-Award of restricted stock
	12/06/09	(2,593)	Disposition-Surrender of shares for tax withholding
	06/08/09	(5,185)	Disposition-Surrender of shares for tax withholding
Francis I. Perier, Jr.	05/07/12	10,236	Acquisition-Award of restricted stock
	12/14/11	(10,000)	Disposition-Open market sale
	12/08/11	(4,635)	Disposition-Surrender of shares for tax withholding
	12/07/11	(5,215)	Disposition-Surrender of shares for tax withholding
	12/06/11	(13,856)	Disposition-Surrender of shares for tax withholding
	12/05/11	22,400	Acquisition-Award of restricted stock
	06/06/11	(4,544)	Disposition-Surrender of shares for tax withholding
	12/08/10	(4,635)	Disposition-Surrender of shares for tax withholding
	12/07/10	(5,192)	Disposition-Surrender of shares for tax withholding
	12/06/10	(2,295)	Disposition-Surrender of shares for tax withholding
	12/06/10	50,000	Acquisition-Award of restricted stock
	12/08/09	(3,845)	Disposition-Surrender of shares for tax withholding
	12/07/09	45,000	Acquisition-Award of restricted stock

Shares of Common Stock Purchased or Sold (April 1, 2009 – June 25, 2012)
Name	Date	# of Shares	Transaction Description
	12/06/09	(1,923)	Disposition-Surrender of shares for tax withholding
Marco Taglietti	05/07/12	8,600	Acquisition-Award of restricted stock
	12/08/11	(3,477)	Disposition-Surrender of shares for tax withholding
	12/07/11	(3,830)	Disposition-Surrender of shares for tax withholding
	12/06/11	(4,658)	Disposition-Surrender of shares for tax withholding
	12/05/11	19,100	Acquisition-Award of restricted stock
	05/23/11	(3,000)	Disposition-Open market sale
	12/08/10	(2,727)	Disposition-Surrender of shares for tax withholding
	12/07/10	(3,636)	Disposition-Surrender of shares for tax withholding
	12/06/10	(569)	Disposition-Surrender of shares for tax withholding
	12/06/10	45,000	Acquisition-Award of restricted stock
	11/18/10	(3,000)	Disposition-Open market sale
	12/08/09	(2,884)	Disposition-Surrender of shares for tax withholding
	12/07/09	40,000	Acquisition-Award of restricted stock
	12/06/09	(601)	Disposition-Surrender of shares for tax withholding
David F. Solomon	05/07/12	8,800	Acquisition-Award of restricted stock
	12/08/11	(3,786)	Disposition-Surrender of shares for tax withholding
	12/07/11	(4,524)	Disposition-Surrender of shares for tax withholding
	12/06/11	(5,768)	Disposition-Surrender of shares for tax withholding
	12/05/11	19,100	Acquisition-Award of restricted stock
	11/30/11	50,000	Acquisition shares received as a gift
	12/08/10	(3,073)	Disposition-Surrender of shares for tax withholding
	12/07/10	(4,097)	Disposition-Surrender of shares for tax withholding
	12/06/10	(1,230)	Disposition-Surrender of shares for tax withholding
	12/06/10	45,000	Acquisition-Award of restricted stock
	12/08/09	(3,111)	Disposition-Surrender of shares for tax withholding
	12/07/09	40,000	Acquisition-Award of restricted stock
	12/06/09	(1,245)	Disposition-Surrender of shares for tax withholding
Nesli Basgoz	08/23/11	2,244	Acquisition-Award of restricted stock
	08/09/10	2,658	Acquisition-Award of restricted stock
	07/22/10	(1,000)	Disposition-Open market sale
	08/10/09	1,000	Acquisition-Award of restricted stock
Dan Goldwasser	08/23/11	2,244	Acquisition-Award of restricted stock
	08/09/10	2,658	Acquisition-Award of restricted stock
	03/11/10	8,000	Acquisition-Stock option exercise
	08/10/09	1,000	Acquisition-Award of restricted stock
	05/26/09	8,000	Acquisition-Stock option exercise
Kenneth Goodman	08/23/11	2,244	Acquisition-Award of restricted stock
	08/09/10	2,658	Acquisition-Award of restricted stock
	12/19/09	(31,525)	Disposition-Shares gifted
	08/10/09	1,000	Acquisition-Award of restricted stock
Lawrence Olanoff	03/07/12	(561)	Disposition-Open market sale
	08/23/11	2,244	Acquisition-Award of restricted stock
	12/31/10	(21,250)	Disposition-Shares forfeited upon resignation
	12/20/10	(16,596)	Disposition-Shares gifted
	12/08/10	(9,644)	Disposition-Surrender of shares for tax withholding
	12/07/10	(20,168)	Disposition-Surrender of shares for tax withholding

Shares of Common Stock Purchased or Sold (April 1, 2009 – June 25, 2012)
Name	Date	# of Shares	Transaction Description
	12/06/10	(4,496)	Disposition-Surrender of shares for tax withholding
	06/07/10	(9,397)	Disposition-Surrender of shares for tax withholding
	12/08/09	(21,488)	Disposition-Surrender of shares for tax withholding
	12/07/09	85,000	Acquisition-Award of restricted stock
	12/06/09	(3,845)	Disposition-Surrender of shares for tax withholding
	06/08/09	(9,096)	Disposition-Surrender of shares for tax withholding
Lester Salans	04/18/12	(2,390)	Disposition-Open market sale
	08/23/11	2,244	Acquisition-Award of restricted stock
	08/23/10	(1,000)	Disposition-Open market sale
	08/09/10	2,658	Acquisition-Award of restricted stock
	08/10/09	1,000	Acquisition-Award of restricted stock
Peter Zimetbaum	08/23/11	2,244	Acquisition-Stock option exercise
	06/08/11	5,621	Acquisition-Stock option exercise
	06/08/11	(5,621)	Disposition-Open market sale
	08/09/10	2,658	Acquisition-Award of restricted stock
Frank Murdolo	05/07/12	2,400	Acquisition-Award of restricted stock
	12/07/11	(680)	Disposition-Surrender of shares for tax withholding
	12/06/11	(906)	Disposition-Surrender of shares for tax withholding
	12/05/11	11,500	Acquisition-Award of restricted stock
	09/15/11	(455)	Disposition-Surrender of shares for tax withholding
	12/07/10	(680)	Disposition-Surrender of shares for tax withholding
	12/06/10	10,000	Acquisition-Award of restricted stock
	09/15/10	(453)	Disposition-Surrender of shares for tax withholding
	09/15/09	(469)	Disposition-Surrender of shares for tax withholding
	12/07/09	7,500	Acquisition-Award of restricted stock
Herschel S. Weinstein	05/07/12	7,500	Acquisition-Award of restricted stock
	04/17/12	(6,000)	Disposition-Open market sale
	12/08/11	(2,889)	Disposition-Surrender of shares for tax withholding
	12/07/11	(4,001)	Disposition-Surrender of shares for tax withholding
	12/06/11	(4,981)	Disposition-Surrender of shares for tax withholding
	12/05/11	16,700	Acquisition-Award of restricted stock
	03/10/11	(7,000)	Disposition-Open market sale
	12/08/10	(2,264)	Disposition-Surrender of shares for tax withholding
	12/07/10	(3,622)	Disposition-Surrender of shares for tax withholding
	12/06/10	(1,359)	Disposition-Surrender of shares for tax withholding
	12/06/10	40,000	Acquisition-Award of restricted stock
	12/08/09	(2,343)	Disposition-Surrender of shares for tax withholding
	12/07/09	40,000	Acquisition-Award of restricted stock
	12/06/09	(1,406)	Disposition-Surrender of shares for tax withholding

Miscellaneous Information Concerning Participants

Other than as set forth in this Appendix B or the Proxy Statement, none of the participants or their associates (i) beneficially owns, directly or indirectly, any shares or other securities of the Company or any of our subsidiaries or (ii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, except as set forth below, neither we nor any of the participants listed above has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

As described in more detail in the current report that we filed under the cover of a Form 8-K with the SEC on August 19, 2011 and our Annual Report on Form 10-K that we filed with the SEC on May 25, 2012, we are party to two fixed dollar collared accelerated share repurchase (ASR) agreements with Morgan Stanley & Co. LLC (Morgan Stanley) under which we repurchased an aggregate of $850 million of our common shares. In particular, on August 15, 2011, the Company paid $350 million for the purchase of its common stock under an ASR (August 2011 ASR) entered into with Morgan Stanley. As of March 31, 2012, the Company received 9.7 million shares under the August 2011 ASR at an average price of $32.83 per share. Additional shares are expected to be delivered over the term of the August 2011 ASR which is expected to end no later than the second quarter of the fiscal year ending March 31, 2013. Similarly, on June 3, 2011, the Company paid $500 million for the purchase of its common stock under an ASR (June 2011 ASR) entered into with Morgan Stanley. On August 15, 2011, the June 2011 ASR was amended and restated to, among other things, extend the potential term of the June 2011 ASR. As of March 31, 2012, the Company received 11.8 million shares under the June 2011 ASR at an average price of $38.59 per share. Additional shares are expected to be delivered over the term of the June 2011 ASR which is expected to end no later than the second quarter of the fiscal year ending March 31, 2013.

Other than as set forth in this Appendix B or the Proxy Statement, none of the participants listed above or any of their associates have, other than the Change In Control Agreements with our executive officers and certain consulting agreements with Drs. Olanoff and Zimetbaum, each of which is described in the Proxy Statement, (i) any arrangements or understandings with any person with respect to any future employment by the Company or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

APPENDIX C

NON-GAAP EPS

Forest provides Non-GAAP EPS financial measures as alternative views of the Company’s performance, which exclude certain items (including costs, expenses, gains/(losses) and other specific items) due to their significant and/or unusual individual nature and the impact they have on the analysis of underlying business performance and trends. Management reviews these items individually and believes excluding these items provide information that enhances investors’ understanding of the Company’s financial performance. The information on non-GAAP EPS should be considered in addition to, but not in lieu of, EPS prepared in accordance with generally accepted accounting principles in the United States (GAAP). Since non-GAAP EPS is not a measure determined in accordance with GAAP, it has no standardized meaning prescribed by GAAP and, therefore, may not be comparable to the calculation of similar measures of other companies. A reconciliation between GAAP financial measures and non-GAAP financial measures is as follows:

	TWELVE MONTHS ENDED MARCH 31
	2012	2011	2010
Reported diluted earnings per share:	$3.57	$3.59	$2.25
Amortization arising from business combinations and acquisitions of product rights	0.16	0.02	—
DOJ Settlement	—	0.42	—
Licensing payment to TransTech Pharma, Inc. for glucose-lowering agents	—	0.17	—
Licensing payment to Nycomed for Daliresp	—	—	0.33
Licensing payment to Grünenthal for oral small molecule analgesics	—	0.23	—
Licensing payment to Blue Ash Therapeutics, LLC for azimilide	0.15	—	—
License payment received from AstraZeneca for ceftaroline	—	—	(0.13)
Settlement payment to Caraco related to Lexapro	—	—	0.04
Restructuring costs	—	—	0.03
Licensing payment to Almirall for LAS100977	—	—	0.25
Licensing payment to AstraZeneca for avibactam and ceftazidime/avibactam	—	—	0.75
Rounding	—	—	(0.01)

Adjusted Non-GAAP earnings per share:	$3.88	$4.43	$3.51

C-1

VOTE BY INTERNET	WWW.CESVOTE.COM

Use the Internet to appoint your proxy and transmit your voting instructions until 11:59 p.m. Eastern Time on Tuesday, August 14, 2012. Have your proxy card available when you access the website www.cesvote.com, and follow the simple instructions to record your vote.

VOTE BY TELEPHONE	1-888-693-8683

Use any touch-tone telephone to appoint your proxy and transmit your voting instructions until 11:59 p.m. Eastern Time on Tuesday, August 14, 2012. Have your proxy card available when you call the Toll-Free number 1-888-693-8683 and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign, date and promptly mail your proxy card using the postage-paid envelope provided or return your proxy card to: Forest Laboratories, Inc., c/o Corporate Election Services, PO Box 3230, Pittsburgh PA 15230 to ensure that your vote is received prior to the Annual Meeting on August 15, 2012.

Vote By Internet Access the Website and submit your proxy: www.cesvote.com	Vote By Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote By Mail Sign and return your proxy in the postage-paid envelope provided.

THE PROXY STATEMENT, AS WELL AS OTHER PROXY MATERIALS DISTRIBUTED BY THE PARTICIPANTS, ARE AVAILABLE FREE OF CHARGE ONLINE AT WWW.VIEWOURMATERIAL.COM/FORESTLABS

Control Number è

ê  DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL  ê

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FOREST LABORATORIES, INC.	PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS AUGUST 15, 2012

I appoint Howard Solomon and Francis I. Perier, Jr., or either of them, as my proxies, with full power of substitution, to vote all shares of Common Stock of FOREST LABORATORIES, INC. which I am entitled to vote at the Annual Meeting of Stockholders to be held on August 15, 2012 at 10:00 a.m. EDT, at JPMorgan Chase & Co., 270 Park Avenue, New York, NY 10017 and at any postponements or adjournments of the meeting on all matters coming before such meeting.

My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote “FOR” the election of all the nominees listed under Proposal 1, “FOR” Proposals 2 and 3, “AGAINST” Proposal 4 and “AGAINST” Proposal 5. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

Stockholder Sign Here	Date

Stockholder (Joint Owner) Sign Here	Date

Please sign here exactly as your name(s) appear(s) on this proxy. If signing for an estate, trust or corporation, title or capacity should be stated. If shares are held jointly, each holder should sign. If a partnership, sign in partnership name by authorized person.

FOREST LABORATORIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

SIGN, DATE AND MAIL YOUR PROXY TODAY,

UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET, MAIL OR TELEPHONE, MUST BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME AUGUST 14, 2012 TO BE INCLUDED IN THE VOTING RESULTS. ALL VALID PROXIES RECEIVED PRIOR TO THE MEETING WILL BE VOTED.

ê	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE.	ê

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FOREST LABORATORIES, INC.	PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS AUGUST 15, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3, AGAINST Proposal 4 and AGAINST Proposal 5.

Election of Directors – The Board of Directors recommends a vote FOR the listed nominees.

1. Election of ten Directors:
☐ For All	☐ Withhold All	☐ For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees:
(1) Howard Solomon	(5) Kenneth E. Goodman	(9) Brenton L. Saunders
(2) Nesli Basgoz, M.D.	(6) Gerald M. Lieberman	(10) Peter J. Zimetbaum, M.D.
(3) Christopher J. Coughlin	(7) Lawrence S. Olanoff, M.D., Ph.D.
(4) Dan L. Goldwasser	(8) Lester B. Salans, M.D.

The Board of Directors recommends that you vote FOR the following:

2.	Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers.

☐  FOR                                  ☐   AGAINST                                  ☐   ABSTAIN

The Board of Directors recommends that you vote FOR the following:

3.	Ratification of the selection of BDO USA, LLP as Independent Registered Public Accounting Firm for the fiscal year ending March 31, 2013.

☐  FOR                                  ☐   AGAINST                                  ☐   ABSTAIN

The Board of Directors recommends that you vote AGAINST the following:

4.	Stockholder proposal regarding proxy access.

☐  FOR                                  ☐   AGAINST                                  ☐   ABSTAIN

The Board of Directors recommends that you vote AGAINST the following:

5.	Icahn Group stockholder proposal regarding the repeal of Company bylaw provisions.

☐  FOR                                  ☐   AGAINST                                  ☐   ABSTAIN

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)